EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
i3-BEARCAT, LLC
AS BUYER
i3 VERTICALS, LLC
NTD HOLDINGS, INC. AND GH HOLDCO, INC.
AS SELLERS
AND
DAVID GRAVES AND TORY HUMPHRIES
AS OWNERS

CLOSING DATE: April 3, 2019
EFFECTIVE TIME: 12:01 a.m. Nashville, Tennessee time on April 1, 2019

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of April 3, 2019, and is effective as of April 1, 2019 at 12:01 a.m. Nashville, Tennessee time (the “Effective Time”) by and among (i) i3-Bearcat, LLC, a Delaware limited liability company (“Buyer”), (ii) i3 Verticals, LLC, a Delaware limited liability company (“i3 LLC”), (iii) NTD Holdings, Inc., a Texas corporation (“NTD Holdings”), and GH Holdco, Inc., a Texas corporation (“GH Holdco”, and together with NTD Holdings, “Sellers”, and each a “Seller”), and (iv) David Graves, a resident of the State of Texas (“Graves”), and Tory Humphries, a resident of the State of Texas (“Humphries”, and together with Graves, “Owners”, and each an “Owner”). Collectively, Sellers, Owners and Buyer are referred to in this Agreement as the “Parties”.
RECITALS:
A.NTD Holdings owns 100% of the membership interests of Northeast Texas Data, LLC, a Texas limited liability company, formerly The Northeast Texas Data Corporation, a Texas corporation (“NET Data”), and GH Holdco owns 100% of the membership interests of Graves Humphries Stahl, LLC, a Texas limited liability company, formerly Graves Humphries Stahl, Ltd., a Texas corporation (“GHS” and, together with NET Data, the “Companies” and each a “Company”).
B.Together, Owners own 100% of the issued and outstanding shares of capital stock of each Seller. Prior to the Restructuring (as defined below), Owners held all of the issued and outstanding shares of capital stock of the Companies.
C.The Companies are engaged in the business of developing, enabling, supporting, marketing, distributing and selling software products and services to small and midsize county governments and city court systems, including products and services focusing on solutions in the following categories: (1) county and district court management; (2) small court management; (3) financial management; (4) law enforcement; (5) property tax; (6) records management and (7) fee and fine collection services (collectively, the “Business”).
D.Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Equity Interests on the terms and subject to the conditions of this Agreement.
E.At least four (4) days prior to the Closing Date, Sellers and Owners effected the following restructuring (the “Restructuring”):
(i) Owners formed NTD Holdings and on the date of formation contributed all of the issued and outstanding shares of capital stock of NET Data to NTD Holdings in exchange for shares of capital stock of NTD Holdings;
(ii) Owners formed GH Holdco and on the date of formation contributed all of the issued and outstanding shares of capital stock of GHS to GH Holdco in exchange for shares of capital stock of GH Holdco;

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(iii) Owners elected for NTD Holdings to be treated as an S corporation within the meaning of Section 1361(a) of the Code for U.S. federal and state income tax purposes effective on the day of its formation;
(iv) Owners elected for GH Holdco to be treated as an S corporation within the meaning of Section 1361(a) of the Code for U.S. federal and state income tax purposes effective on the day of its formation;
(v) NTD Holdings and GH Holdco each filed a Form 8869 Qualified Subchapter S Subsidiary Election electing (each a “QSub Election”) for NET Data and GHS, respectively, to each be treated as a QSub effective on the day of the formation of NTD Holdings and GH Holdco, respectively; and
(vi) NET Data and GHS each converted (each a “Disregarded Entity Conversion”) from a corporation to a limited liability company, effective at least two (2) days after the effective dates of the QSub Elections for NTD Holdings and GH Holdco, respectively.
F.The Parties desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.
NOW, THEREFORE, intending to be legally bound and in consideration of the foregoing premises, the representations and warranties, mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:
ARTICLE 1 - DEFINITIONS
For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Schedule 1 attached hereto.
ARTICLE II - PURCHASE AND SALE
2.1 Purchase and Sale of Equity Interests. As of the Effective Time, Sellers hereby sell, transfer and convey all of the Equity Interests to Buyer, free and clear of all Liens other than Permitted Encumbrances, in exchange for the Purchase Price.
2.2 Purchase Price. The aggregate consideration for the purchase and sale of the Equity Interests, subject to adjustment pursuant to Section 2.3, shall be as follows (collectively, the “Purchase Price”):
(a) Buyer shall pay to Sellers an aggregate amount equal to Twenty Four Million Dollars ($24,000,000), adjusted in accordance with Section 2.3 (the “Closing Cash Purchase Price”), by wire transfer of immediately available funds; plus

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(b) the Gross Up Payment, as calculated in accordance with Section 6.2(j); plus
(c) the Contingent Consideration.
2.3 Purchase Price Adjustment; Working Capital Matters.
(a) No less than one (1) Business Day prior to the Closing, Sellers shall prepare and deliver, or cause the Companies to prepare and deliver, to Buyer an officer’s certificate of the Companies (the “Estimated Closing Statement”) that contains a good faith estimate, prepared in accordance with the Historical Accounting Principles, of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the amount of Indebtedness of the Companies calculated through and including the Closing that will be unpaid immediately prior to the Closing (including final bills and wire transfer instructions as applicable) (the “Estimated Indebtedness”), and (iii) the Transaction Expenses calculated through and including the Closing that will be unpaid immediately prior to the Closing, plus the aggregate amount of the Transaction Expenses that will become payable after the Closing, to the extent calculable (the “Estimated Transaction Expenses”). If the Estimated Net Working Capital reflects Current Assets in excess of Current Liabilities, then the Closing Payment payable to Sellers at the Closing pursuant to Section 2.6(a) shall be increased by such excess amount. If the Estimated Net Working Capital reflects Current Liabilities in excess of Current Assets, then the Closing Payment payable to Sellers at the Closing pursuant to Section 2.6(a) shall be decreased by such excess amount.
(b) No later than ninety (90) calendar days after the Closing Date, Buyer shall prepare in good faith and deliver to Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation, in reasonable detail and prepared in accordance with GAAP, of (i) the Net Working Capital (the “Net Working Capital Calculation”), (ii) the amount of Indebtedness of the Companies calculated through and including the Closing and unpaid immediately prior to the Closing (including final bills and wire transfer instructions as applicable) (the “Closing Indebtedness”), (iii) the Transaction Expenses calculated through and including the Closing and unpaid immediately prior to the Closing, plus the aggregate amount of the Transaction Expenses paid or payable after the Closing, to the extent calculable (the “Closing Transaction Expenses”), and (iv) Buyer’s proposed calculation of the Adjustment Calculation. If Buyer has not prepared and delivered to Representative the Closing Statement by the conclusion of the ninetieth (90th) day after the Closing Date (a “Buyer Adjustment Default”), then Buyer will have forfeited its right to prepare and deliver the Closing Statement, and Representative may, but is not required to, (x) prepare and deliver its own Closing Statement in good faith to Buyer not more than one hundred twenty (120) days after the Closing Date or (y) obtain an injunction, specific performance or other equitable relief to require Buyer to deliver its Closing Statement prepared in good faith, in which case all costs of such injunction, specific performance or other equitable relief will be borne solely by Buyer. If Representative elects to prepare the Closing Statement after a Buyer Adjustment Default, then such Closing Statement will be final and binding on the Parties for all purposes. Notwithstanding anything in this Agreement to the contrary, the remedies described in this Section 2.3(b) are Sellers’ sole and exclusive remedies with respect to

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any and all claims arising from Buyer’s failure to prepare and deliver to Representative the Closing Statement by the conclusion of the ninetieth (90th) day after the Closing Date.
(c) On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Closing Statement to Representative, Representative may give Buyer a written notice stating in reasonable detail any and all of Sellers’ objections (an “Objection Notice”) to the Closing Statement or the determination of the Net Working Capital Calculation, the Closing Indebtedness, the Closing Transaction Expenses or the Adjustment Calculation as determined by Buyer. During such thirty (30) calendar-day period, Buyer will provide Representative and his accountants full access, during normal business hours and upon reasonable notice, to (i) review the financial books and records of the Companies, and (ii) the employees and other representatives of Buyer and the Companies who were responsible for the preparation of the Closing Statement or any items therein to respond to questions relating to the preparation of the Closing Statement, to allow Representative to determine the accuracy of Buyer’s calculation of the items set forth on the Closing Statement. Any Objection Notice shall specify in reasonable detail the nature and dollar amount of the objections and the reasonable basis or bases therefor. Any determination set forth on the Closing Statement to which Representative does not object in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. The failure by Representative to deliver an Objection Notice within such thirty (30) day period shall constitute Sellers acceptance of the Adjustment Calculation, which shall be final and binding on Sellers and Representative for all purposes of this Agreement.
(d) Following Buyer’s receipt of any Objection Notice, Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that Representative and Buyer fail to agree on any of Representative’s proposed adjustments set forth in the Objection Notice, within thirty (30) days after Buyer receives the Objection Notice, then Weaver (the “Independent Accountant”) shall make the final, binding determination, absent fraud or manifest error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by Representative and Buyer (the “Adjustment Calculation Disputed Items”). Buyer, on the one hand, and Representative, on the other hand, each shall provide the Independent Accountant with their respective determinations of the Adjustment Calculation Disputed Items. The Independent Accountant shall make its determination of the Adjustment Calculation Disputed Items and the resultant Final Net Working Capital Calculation (defined below), Final Indebtedness (defined below), Final Transaction Expenses (defined below) and Final Adjustment Calculation which determination shall be final and binding on Sellers and Buyer. The determination of any of the Adjustment Calculation Disputed Items by the Independent Accountant shall be within, and limited by, the range comprised of the respective determination of each of Buyer’s and Representative’s calculation with respect to such Adjustment Calculation Disputed Items. The determination of the Adjustment Calculation Disputed Items by the Independent Accountant shall be based on whether such Adjustment Calculation Disputed Items have been calculated in accordance with the standards set forth in this Section 2.3, and the Independent Accountant is not to make any other determination. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by Buyer and Representative and not pursuant to any independent

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review. The fees, costs and expenses of the Independent Accountant shall be split equally between Sellers and Buyer. Any of the Parties may require that the Independent Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accountant under this Section 2.3. As used herein, “Final Net Working Capital Calculation” means the Net Working Capital Calculation as ultimately determined in accordance with Section 2.3(c) or this Section 2.3(d), as applicable, “Final Indebtedness” means the amount of Indebtedness as ultimately determined in accordance with Section 2.3(c) or this Section 2.3(d), as applicable, and “Final Transaction Expenses” means the amount of Transaction Expenses as ultimately determined in accordance with Section 2.3(c) or this Section 2.3(d), as applicable.
(e) If the Final Adjustment Calculation is a negative number after final determination pursuant to this Section 2.3, then Owners shall, on behalf of Sellers (in accordance with each Owner’s Percentage Interest), pay to Buyer an amount equal to the Final Adjustment Calculation by wire transfer of immediately available funds to an account designated in writing by Buyer. If the Final Adjustment Calculation is a positive number after final determination pursuant to this Section 2.3, then Buyer shall pay to Owners, on behalf of Sellers (in accordance with each Owner’s Percentage Interest), by wire transfer of immediately available funds an amount equal to the Final Adjustment Calculation. Any amount due under this Section 2.3(e) shall be paid within five (5) Business Days after the date of final determination pursuant to this Section 2.3. The Purchase Price shall be deemed to be increased or decreased, as applicable, by the Final Adjustment Calculation, as determined in accordance with this Section 2.3.
2.4 The Closing. The Closing shall be deemed to occur contemporaneously with the Parties’ execution and delivery of this Agreement. The date of the Closing shall be the “Closing Date” for purposes of this Agreement. The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date.
2.5 Actions of Sellers at Closing. At or prior to the Closing, unless otherwise waived in writing by Buyer, Sellers shall deliver to Buyer the following:
(a) a certificate of existence of each Company from the Secretary of State of Texas and a certificate of tax clearance for each Company from the Texas Comptroller of Public Accounts, each dated within ten calendar days of the Closing Date;
(b) fully-executed resignations of the directors and officers of the Company;
(c) Employee Non-Competition, Non-Solicitation, Confidentiality and Inventions Agreements, executed by Humphries and Dave Graves (i.e., the son of Graves);
(d) letters containing an offer of employment by Buyer or one of its affiliates to each of Humphries and Dave Graves (the “Offer Letters”), executed by Humphries and Dave Graves;

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(e) a Closing Memorandum providing for payments of all amounts owed between the Parties or to third parties at the Closing, including the Closing Payment (the “Closing Memorandum”), executed by each Seller;
(f) evidence of the satisfaction of all payment obligations for Transaction Expenses and Indebtedness of the Companies outstanding as of the Closing Date (including any interest, prepayment premiums or penalties and other fees and charges) or evidence of the arrangement of Sellers or the Companies to satisfy such payment obligations on the Closing Date pursuant to the terms of this Agreement, including true, correct and complete invoices or releases reflecting all Transaction Expenses and payoff letters or similar releases with respect to such Indebtedness, and the release of any Liens on the properties and assets of the Companies (other than Permitted Encumbrances) and the termination of all UCC financing statements which have been filed with respect to such Indebtedness;
(g) the Estimated Closing Statement;
(h) actual or constructive possession of the Books and Records of the Companies;
(i) assignment agreements evidencing the transfer of the Equity Interests to Buyer, duly executed by each Seller;
(j) a real property lease for the Business’s location at 1110 Enterprise Drive, Sulphur Springs, Texas 75482 (the “Lease”), executed by Net Data Partners, as landlord; and
(k) such other documents as may be reasonably required by Buyer to effectuate the Contemplated Transactions.
Simultaneously with the delivery of the foregoing items, Seller will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Equity Interests.
2.6 Actions of Buyer at Closing. At or prior to the Closing, unless otherwise waived in writing by Sellers, Buyer shall deliver to Sellers the following:
(a) an amount in cash, by wire transfer of immediately available funds, equal to (i) the Closing Cash Purchase Price, minus (ii) the sum of the Transaction Bonuses (including the Companies’ portion of any employment Taxes related thereto), if any, minus (iii) the sum of the Estimated Transaction Expenses, minus (iv) the sum of the Estimated Indebtedness, and adjusted to account for the Estimated Net Working Capital in accordance with Section 2.3, to the accounts and in the allocation set forth in the Closing Memorandum (the “Closing Payment”);
(b) a Certificate of the Secretary of Buyer, certifying (i) the resolutions of the sole member of Buyer, authorizing and approving the performance of the Contemplated Transactions and the execution and delivery of this Agreement and the documents described herein, and (ii) incumbency for the officers of Buyer executing this Agreement, making

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certifications for Closing or executing agreements or instruments contemplated hereby dated as of the Closing Date;
(c) the Offer Letters, executed by Buyer;
(d) the Closing Memorandum, executed by Buyer;
(e) the Lease, executed by Buyer;
(f) 200,000 Options, evidenced by i3V’s standard stock option award agreement, to be allocated between certain key employees of the Companies identified by Sellers in writing to Buyer prior to Closing, such Options to be delivered directly by Buyer or i3V to such employees in connection with the post-Closing employment onboarding process; and
(g)  Such other documents as may be reasonably required by Sellers to effectuate the Contemplated Transactions.
2.7 Contingent Consideration.
(a) Sellers may receive additional consideration from Buyer based on the post-Closing performance of the Acquired Business (the “Contingent Consideration”) in accordance with this Section 2.7 and Section 2.8. Within ten (10) calendar days following the final determination of achievement of the Performance Threshold (as defined in Exhibit 2.7), Buyer shall pay the Contingent Consideration by wire transfer of immediately available funds to Sellers in the same manner that the Closing Payment was paid. The Parties agree to report any Contingent Consideration paid to Sellers for Tax and accounting purposes as Purchase Price consistent with this Agreement.
(b) If, as of the last day of the Measurement Period, the Performance Metric generated by the Acquired Business during the Measurement Period exceeded the Performance Threshold (as defined in Exhibit 2.7), then Sellers will be entitled to be paid aggregate Contingent Consideration of $1,000,000 by Buyer.
(c) During the Measurement Period, without the prior written consent of Sellers, Buyer shall not take any action or omit to take any action with the willful intent or purpose of reducing or delaying payment of the Contingent Consideration.
(d) During the Measurement Period, Buyer shall maintain a separate profit and loss statement for Companies’ revenues and expenses.
(e) The Parties acknowledge and agree that the express provisions of this Section 2.7 and Section 2.8 will solely govern their contractual relationship with respect to the Contingent Consideration.
(f) Notwithstanding anything in this Section 2.7 to the contrary, no Contingent Consideration shall be due for so long as any Seller or Owner is or remains in material breach of this Agreement or any of the other Transaction Documents. This Section 2.7(f)

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is not subject to the provisions of Section 2.8 and any disputes arising under this Section 2.7(f) shall be subject to the dispute resolution provisions described in Section 11.6.
2.8 Contingent Consideration Dispute Resolution.
(a) No later than 45 days after the end of the Measurement Period, Buyer shall calculate the Performance Metric for the Measurement Period, and shall deliver a written notice to Sellers setting forth the calculation of the Performance Metric and the Contingent Consideration owed to Sellers. Within 30 days after receipt of Buyer’s calculations, Sellers may, during regular business hours and at their own cost and expense, inspect and audit such books, records and other work papers of Buyer as are reasonably necessary to verify that Buyer has calculated the Performance Metric in compliance with the terms and conditions of this Agreement.
(b) If Sellers dispute Buyer’s determination with respect to the achievement of the Performance Threshold, Sellers shall notify Buyer in writing by delivery of a notice within 30 days of receiving Buyer’s calculation (a “Contingent Consideration Dispute Notice”), which Contingent Consideration Dispute Notice shall set forth in reasonable detail the basis for such dispute. In the event of such a dispute, Sellers and Buyer shall work in good faith to resolve the dispute. If, after ten (10) Business Days, a dispute still exists, such dispute shall be submitted the Independent Accountant. The Independent Accountant shall make its determination regarding the disputed items as promptly as practicable, and such determination shall be the final determination. The Independent Accountant shall determine whether the Contingent Consideration has been earned. Any expenses relating to the engagement of the Independent Accountant shall be borne by the Party whose determination of whether Contingent Consideration has been earned was incorrect. The Independent Accountant shall be instructed to use every reasonable effort to perform its services within fifteen (15) Business Days of the Independent Accountant’s engagement and, in any case, as soon as practicable after submission thereof. The Independent Accountant’s decision shall be final and binding on the Parties. The Parties shall make available to the Independent Accountant, as applicable, such books, records and other information as the Independent Accountant may reasonably request. In the event such the Independent Accountant providers an award hereunder, the Party owing such award shall pay all such award, by wire transfer of immediately available funds.
(c) In the event that actions are taken or decisions are made by Buyer or an affiliate of Buyer that adversely affect the achievement of the Performance Threshold, and such actions or such decisions are determined by the Independent Accountant to have been made by Buyer or an affiliate of Buyer in bad faith and for the primary purpose of frustrating the achievement of the milestone, then the milestone will be deemed to have been achieved and the Contingent Consideration will be paid to Sellers.
(d) Additionally, in the event Buyer or any Company (i) sells or otherwise disposes of the Acquired Business, (ii) sells or otherwise disposes of all or substantially all of its assets (whether by asset purchase, equity purchase, merger, combination, joint venture or otherwise) or (iii) substantially ceases or discontinues operations of the Acquired Business, in each case, before the final determination of the achievement of the Performance Threshold in

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accordance with this Section 2.8, then Buyer shall pay the Contingent Consideration to Sellers as if it had been fully earned during the Measurement Period. For the avoidance of doubt, this Section 2.8(d) shall not apply to any transfer of the Acquired Business by Buyer to any controlled affiliate of Buyer.
ARTICLE III  - REPRESENTATIONS AND WARRANTIES OF OWNERS CONCERNING THEMSELVES AND SELLERS
Each Seller and Owner represents and warrants to Buyer as of the Effective Time and the Closing Date as follows:
3.1 Authorization; Binding Effect; Status.
(a) Such Owner and each Seller has full power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed and delivered hereunder (the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The Transaction Documents and performance and consummation of the Contemplated Transactions are and have been approved and authorized by all requisite action of such Owner and Sellers, and no other Proceedings on the part of such Owner or Sellers are necessary therefor. The Transaction Documents have been duly executed and delivered by such Owner and Sellers and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other Parties, the Transaction Documents are the valid and legally binding obligation of such Owner and Sellers, enforceable against such Owner and Sellers in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditor’s rights generally from time to time in effect and limitations on enforcement of equitable remedies.
(b) Each Seller (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas, and (ii) has all requisite corporate power and authority to engage in the Contemplated Transactions, carry on its business as now and heretofore conducted and to own, operate and lease its properties and assets and to perform its obligations under this Agreement.
3.2 Non-contravention. Neither the execution and delivery of this Agreement nor any of the Transaction Documents to which such Owner or any Seller is a party, nor the consummation of the Contemplated Transactions, will: (a) violate any Law, injunction, judgment, ruling, charge, or other restriction of any Governmental Authority to which such Owner or any Seller is subject; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which such Owner is a party or by which it is bound or to which any of its assets or properties are subject; or (c) result in the imposition or creation of any Liens upon or with respect to the Equity Interests or any assets or properties of the Company. No spouse or former spouse of such Owner has any claim, right, or power under or as a result of any community or other marital property laws that will, or would reasonably be expected to, give such Person the legal right to prevent, delay, or render invalid such Owner’s execution of this Agreement or any of the

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Transaction Documents to which such Owner is a party or the consummation of the Contemplated Transactions or to cause any Liens to exist upon the Equity Interests or any assets or properties of the Company at the Effective Time or at any time thereafter. No other Person has any claim, right, or power under or as a result of any contractual right or otherwise that will, or would reasonably be expected to, give any such Person the legal right to prevent, delay, or render invalid such Owner’s or any Seller’s execution of this Agreement or any of the Transaction Documents to which such Owner or any Seller is a party or the consummation of the Contemplated Transactions or to cause any Liens to exist upon the Equity Interests or any assets or properties of the Company at the Effective Time or at any time thereafter.
3.3 Necessary Consents. Neither such Owner nor any Seller is a party to or bound by any Lien or Contract or instrument, or any Law that requires a Required Consent.
3.4 Title to Equity Interests. As of the date hereof, each of NTD Holdings and GH Holdco has sole voting power and sole power of disposition, in each case with respect to all of the Equity Interests held by such Seller with no limitations, qualifications or restrictions on such rights and powers (other than Permitted Encumbrances). The Equity Interests are free and clear of any Liens (other than Permitted Encumbrances). Neither Seller nor such Owner is subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of its Equity Interests. None of the Companies, any Seller, or such Owner has granted to any Person any right of first refusal, preemptive right, subscription right or similar right with respect to the Equity Interests.
3.5 Capitalization of Sellers. As of the date hereof, each Owner is the sole record and sole beneficial holder of 100% of its respective portion of the issued and outstanding shares of capital stock of Sellers. Together, Owners own 100% of the issued and outstanding shares of capital stock of Sellers.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF OWNERS CONCERNING THE COMPANIES
Owners represent and warrant to Buyer as of the Effective Time and the Closing Date, except as and subject to the disclosures set forth in the Disclosure Schedules (provided that, no matter disclosed in one section of the Disclosures Schedules will be deemed disclosed in another section of the Disclosure Schedules unless it is reasonably apparent on its face that the matter is responsive to such other representation), as follows:
4.1 Status. Each Company (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, (ii) has all requisite limited liability company power and authority to carry on its business as now and heretofore conducted and to own, operate and lease its properties and assets and to perform its obligations under the Contracts, and (iii) is duly qualified or licensed to transact business in and is in good standing under the Laws of each jurisdiction where such qualification is required, except where failure to obtain such licensing or qualification would not reasonably be expected to have a Material Adverse Effect. Owners have delivered to Buyer copies of the Articles of Organization and Company Agreement of each Company, as currently in effect.

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4.2 Capitalization of Companies.
(a) Schedule 4.2(a) accurately sets forth the authorized, issued and outstanding membership interests, ownership interests, transferable interests or other securities of each Company and the name and number of such securities held by each owner thereof. All of the Equity Interests have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Sellers, free and clear of all Liens (other than Permitted Encumbrances), and are not subject to any preemptive, subscription or similar rights that will survive the Closing. Other than the Equity Interests, there are no other ownership interests, transferable interests, securities, participations or other equivalents (however designated and whether voting or nonvoting) of the Companies issued or outstanding. No current or former equityholder of the Companies or any other Person is contesting the ownership of the Equity Interests or any dividends, distributions or contributions relating thereto. Except for this Agreement, there are no outstanding or authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, redeem, repurchase or otherwise acquire, conversion rights or other agreements, commitments or obligations (contingent or otherwise) to which any of the Companies are parties or which are binding upon any of the Companies providing for the issuance, sale, disposition or acquisition of any equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any of the Companies. The Companies have not violated any foreign, federal or state securities or “blue sky” Laws in connection with the offer, sale or issuance of their securities (including the Equity Interests). There are no Contracts to which a Company or a Seller is a party with respect to the voting or transfer of the Equity Interests or any other securities of any of the Companies. There are no bonds, debentures, notes or other indebtedness of the Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholder of a Company may vote. Scott Stahl holds no financial, governance or other rights in any of the Companies.
(b) None of the Companies owns, directly or indirectly, (i) any subsidiaries, (ii) with respect to any Person that is a corporation, any shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock of such Person or any right, warrant or option to acquire any of the foregoing, or (iii) with respect to any Person that is not a corporation, any general partnership interests, limited partnership interests, membership or limited liability interests, beneficial interests or other similar interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights), or any right, warrant or option to acquire any of the foregoing.
4.3 Required Consents. Except as described in Schedule 4.3 and other than with respect to Permitted Encumbrances, no Company is a party to or bound by any Lien or Contract or instrument, or any Law that requires the consent of any other party to the execution of this Agreement or the consummation of the Contemplated Transactions, gives rise to a right of first refusal in favor of any other party as a result of the execution of this Agreement or the consummation of the Contemplated Transactions or prohibits or requires the consent or

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notification of another to, any of the Contemplated Transactions (any exceptions to the representations and warranties contained in this Section 4.3 being the “Required Consents”).
4.4 No Conflict. The negotiation, execution, delivery and performance of the Transaction Documents (or any letter of intent related thereto), consummation of the Contemplated Transactions and compliance with any of the provisions thereof will not (a) assuming that all Required Consents have been obtained, violate any Law to which any of the Companies or the Business may be subject, (b) conflict with or result in a breach of any provision of the organizational documents of any of the Companies, (c) other than as provided on Schedule 4.3, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority that is required by Law or the regulations of any Governmental Authority, (d) violate any Order to which any Company or the Business may be subject, (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by and that is material to any Company or that otherwise relates and is material to the Business, (f) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any assets of any Company or result in being declared void, voidable, without further binding effect, or subject to amendment or modification any of the terms, conditions or provisions of, any Contract, license, franchise, permit, or other instrument or commitment or obligation to which any Company may be bound or affected, (g)  result in the termination, denial or impairment of any Contract, license, franchise, permit, or other instrument or commitment or obligation to which any Company may be bound or affected, or (h) cause any Company’s assets to be reassessed or revalued by any Governmental Authority or other Governmental Authority.
4.5 Financial Statements; Company Receivables.
(a) Schedule 4.5(a) includes copies of the following financial statements of each Company (collectively, the “Financial Statements”):
(i) Unaudited balance sheets, income statements and statements of cash flows for the past three (3) fiscal years of each Company as of the end of each such fiscal year and any notes thereto;
(ii) Unaudited balance sheet (the “Interim Balance Sheet”), dated as of January 31, 2019 (the “Balance Sheet Date”); and,
(iii) Unaudited income statement and statement of cash flow for the period beginning January 1, 2019 and ending on the Balance Sheet Date.
(b) The Financial Statements fairly present in all material respects the financial condition, cash flows and results of operations of each Company at the respective dates thereof and for the periods referred to therein. The Financial Statements have been prepared in accordance with the Historical Accounting Principles applied on a consistent basis throughout

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the periods indicated. The Financial Statements have been prepared from and are in accordance with the Books and Records of each applicable Company (including but not limited to invoices, settlement reports and other reports received from and provided by the Processors).
(c) Each Company has paid, as of the Closing, all amounts due pursuant to prior merger agreements or purchase agreements entered into by an Owner, a Company or any predecessor (a list of which, including the amount paid pursuant to such purchase agreements, future amounts that are or may be due, and any related conditions or contingencies, is set forth as Schedule 4.5(c)) and, to the Knowledge of any Owner, there is no dispute or claim, whether on behalf of a Company or the counterparty to such purchase agreements, related to consideration, attrition, indemnification or other matters related to such purchase agreements.
(d) Since December 31, 2018, each Company has paid its payables only in the ordinary course of business, consistent with past practice. Since December 31, 2018, no Company has made any purchase, made any payment, or funded any Liability outside of the ordinary course of business.
(e) No Owner or Seller has a right to receive (i) payments from any Customers, Referral Sources, processors, or any other third parties in connection with the Customer Agreements, Referral Source Agreements or any Contracts relating to any Company or the Business, or (ii) any payments owed by third parties with respect to any Company or the Business (whether or not related to the Customers or Referral Sources), including any convenience fees, commissions, ancillary fees, license fees, royalties and any other revenue streams relating to transactions of the Customers, including all amounts relating to collections recovery, retrieval fees, miscellaneous credits and other similar funds.
(f) All notes and accounts receivable reflected on the Interim Balance Sheet of each Company (i) are reflected properly on the Financial Statements, (ii) are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business for goods sold and delivered or services performed, and (iii) are legal, valid and binding obligations of the obligors, in accordance with their terms and are not subject to any counterclaim or set-off other than normal cash discounts accrued in the ordinary course of business consistent with past practice. No request for deduction, discount or concession has been made in respect of any notes or accounts receivable reflected on the Interim Balance Sheet.
4.6 Undisclosed Liabilities. Except as set forth on Schedule 4.6, no Company has any Liabilities of any nature, accrued, absolute, fixed, contingent, liquidated, unliquidated, or otherwise and whether or not due, other than Liabilities that (a) were reflected or reserved against on the Financial Statements or (b) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
4.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) each Company has conducted its business only in the ordinary course of business, consistent with past practice and in compliance with Law in all material respects, (b) no Company has amended the terms of

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or terminated any Material Contracts, and (c) no Company has experienced a Material Adverse Effect, and except as set forth on Schedule 4.7, to the Knowledge of any Owner, no circumstance exists that can reasonably be expected to result in a Material Adverse Effect.
4.8 Brokers or Finders. Except for Waterview Investment Banking, Inc., no Owner, Company or any of their respective agents has engaged any finder or broker or incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions in connection with this Agreement and the Contemplated Transactions.
4.9 Real Property and Personal Property.
(a) Except as set forth on Schedule 4.9(a)(i), no Company currently owns, and for the past three years has not owned, any Real Property. All Real Property used by either Company is leased pursuant to those real estate leases set forth on Schedule 4.9(a)(ii) (the “Real Property Leases”). No Company is in breach of any material term or condition of any Real Property Lease, nor, to the Knowledge of any Owner, is any Company in violation of any applicable Law, condemnation, assessment or any similar action, relating to any Real Property or the operation thereof.
(b) All Personal Property is in good operating condition and repair (subject to normal wear and tear). As of the Closing, all Personal Property that is owned by each Company will be free and clear of any Liens other than Permitted Encumbrances. No Person other than a Company owns any Personal Property situated on the Real Property, except for (i) items leased or licensed by a Company or improvements to items leased or licensed by a Company, and (ii) personal property of Owners or a Company’s employees or visitors which is not required for the operation of the Business.
4.10 Contracts.
(a) Schedule 4.10 is a true and complete list of all of the following material Contracts of each Company (the “Material Contracts”):
(i) all written or oral employment or consulting Contracts pursuant to which services are rendered to a Company;
(ii) all Contracts under which a Company is or the Business or Buyer will after the Closing be restricted from carrying on any business or other activities anywhere in the world;
(iii) all Contracts to purchase, lease, or sell assets or services involving aggregate annual payments in excess of $25,000;
(iv) all Contracts (including organization, partnership and joint venture agreements) under which (A) a Company has any Liability or obligation for debt or constituting or giving rise to a guarantee of any Liability or obligation of any Person or (B) any Person has any Liability or obligation constituting or giving rise to a guarantee of any Liability or obligation

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of a Company, or any Liability or obligation to a Company, in each case involving any debt or Liability in excess of $25,000 individually or $50,000 in the aggregate;
(v) the Real Property Leases;
(vi) all Contracts with Processors, sponsor banks, independent sales organizations, Referral Sources or Material Customers;
(vii) all Contracts involving aggregate annual consideration payable to or from a Company in excess of $25,000;
(viii) all Intellectual Property Contracts;
(ix) all Contracts which grant a third party a right of exclusive dealing with a Company, a right of first refusal, right of first offer, or similar option right, for any of the Equity Interests or the assets of any Company; and
(x) all Contracts necessary to operate, or are otherwise material to, the Business as it is currently being conducted.
(b) No material breach or default in performance by a Company under any of the Material Contracts has occurred or is continuing, and, to the Knowledge of any Owner, no event has occurred, which with notice or lapse of time or both would constitute such a material breach or default. No Company has given or received from any other Person any notice or other communication regarding any actual, alleged or potential material breach or default under the Material Contracts. To the Knowledge of any Owner, no material breach or default by any other Person under any of the Material Contracts has occurred or is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default.
(c) There are no pending renegotiations of, or attempts to renegotiate, any material amounts paid or payable to or by a Company under any Contracts.
4.11 Intellectual Property; Computer Software.
(a) Company Intellectual Property.
(i) Status of Owned Intellectual Property and Licensed Intellectual Property. The Company Intellectual Property consists exclusively of the Owned Company Intellectual Property and Licensed Company Intellectual Property and constitutes all material Intellectual Property necessary and sufficient for each Company to conduct its Business (including the design, development, manufacture, use, sale, licensing or other exploitation of Company Products) as currently conducted. None of the Contemplated Transactions will alter, impair or otherwise adversely affect any rights of any Company in any Company Intellectual Property.

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(ii) Owned Company Intellectual Property. Schedule 4.11(a)(ii) sets forth a true, correct and complete list of all Owned Company Intellectual Property, including (A) Trademarks used including a list of applicable jurisdictions and the nature of the goods and services offered under the Trademarks and the dates of first use, (B) Domain Names used by each Company and, for each Domain Name, the registration date, any expiry date and name of registry, (C) all threatened or actual legal Proceedings (including reexamination and reissue Proceedings) before any court, tribunal or other Governmental Authority (including the World Intellectual Property Organization or equivalent authority anywhere in the world) related to any Company Intellectual Property Registrations and (D) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates. Each of the Company Intellectual Property Registrations is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property Registrations have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property Registrations have been filed with the relevant Governmental Authorities in the United States or other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations.
(iii) Title to Owned Company Intellectual Property. The Companies, in the aggregate, own, and have good and exclusive title to, all Owned Company Intellectual Property free and clear of any Lien and all Owned Company Intellectual Property is fully paid and not subject to any payments. All Owned Company Intellectual Property is fully transferable, alienable and licensable by the applicable Company and can be amended and modified, in each case, without restriction and without payment of any kind to any Person. Each Company has the right to use, practice and exploit all of its Owned Company Intellectual Property in the manner in which the foregoing Intellectual Property is being used, practiced or exploited or has, within the last five (5) years, been used, practiced or exploited.
(iv) Ownership of Owned Company Intellectual Property. No Person other than a Company has any ownership interest in or rights to any Company Products or any Owned Company Intellectual Property or any improvements made by or for any Company.
(v) Licensed Company Intellectual Property. Schedule 4.11(a)(v) sets forth a true, correct and complete list of all Licensed Company Intellectual Property. Each Company has a valid and enforceable license to use, practice and exploit all of its Licensed Company Intellectual Property in the manner in which the Licensed Company Intellectual Property is being used, practiced or exploited or has, within the last five (5) years, been used, practiced or exploited.
(b) Company Intellectual Property Contracts.
(i) Inbound Intellectual Property Contracts. Schedule 4.11(b)(i) sets forth a true, correct and complete list of all Persons who have licensed any Intellectual Property to any Company or granted to any Company any covenant not to sue or right with respect to any

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Intellectual Property, including a description of the Contract, written or oral, and the Intellectual Property licensed by such Person (“Inbound Intellectual Property Contracts”). Sellers and the Companies have made available to Buyer true, correct and complete copies of all written Inbound Intellectual Property Contracts.
(ii) Outbound Intellectual Property Contracts. Schedule 4.11(b)(ii) sets forth a true, correct and complete listing of all Contracts, written or oral, with respect to any Company Intellectual Property licensed by any Company to any Person or pursuant to which any Company grants to any Person any covenant not to sue or right with respect to any Company Intellectual Property, in each case that is currently in effect (“Outbound Intellectual Property Contracts”). None of the Outbound Intellectual Property Contracts (A) cover or apply to any Intellectual Property of any affiliates of any Company and (B) would, after the Closing, apply to any Company, Buyer or any of their respective affiliates. Sellers and the Companies have made available to Buyer true, correct and complete copies of all written Outbound Intellectual Property Contracts.
(iii) No Consents. Immediately following the Closing, the Companies will be permitted to exercise all of their rights (A) to Company Intellectual Property and (B) under all Intellectual Property Contracts, to the same extent each Company would have been able to had the Contemplated Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that a Company would otherwise have been required to pay had such transactions not occurred.
(c) Third Parties and Company Intellectual Property.
(i) Compensation to Employees. Each Company has paid, in full, all mandatory compensation to employees, contractors and consultants in relation to all Company Intellectual Property, and neither this Agreement nor any of the Contemplated Transactions will result in any further amounts being payable to any current or former employees, contractors or consultants of any Company in relation to any Company Intellectual Property.
(ii) Developers. Schedule 4.11(c)(ii) lists all Persons who have contributed materially to the conception, creation or development of any Company Product or Owned Company Intellectual Property, a description of the Person’s contribution, the Company for which the contribution was provided, and a notation of whether or not such person is or was an employee or, alternatively, a contractor or consultant of such Company. No current or former employee, contractor or consultant of any Company has ever excluded any Intellectual Property from any assignment to such Company of all right, title and interest in and to all Intellectual Property conceived, created or developed by such Person during such Person’s employment by or engagement with such Company (including the rights to transfer, license, amend and modify such Intellectual Property) executed by such Person in connection with such Person’s employment by or engagement with a Company.
(iii) Infringement. No Company has received any notice or request from any Person for indemnification, compensation or reimbursement with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property, which notice

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or request has not been finally resolved. To the Knowledge of any Owner, the conduct of the Business as currently and formerly conducted, and the Company Intellectual Property as currently or formerly owned, licensed or used by each Company has not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of any Owner, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Company Intellectual Property or Licensed Company Intellectual Property which is exclusively licensed to a Company.
(iv) Third Party Access. To the Knowledge of any Owner, no Company Products or Company Intellectual Property has been supplied or made available (and no Company has agreed to supply or make available any Company Products) to any Person other than pursuant to the Outbound Intellectual Property Contracts entered into in the ordinary course of business with Customers or End Users.
(v) Institutions. No government, university, college, other educational institution, research center or non-profit institution has ever been involved in the research and development of Company Intellectual Property or Company Products (collectively, “Institutions”) or has provided or provides facilities or funding for the creation or development of any Owned Company Intellectual Property or Company Products. No Institutions have any rights in or with respect to any Owned Company Intellectual Property or Company Products or any developments of any Intellectual Property made by any current or former employee, contractor or consultant of any Company that relate in any manner to Owned Company Intellectual Property or any Company Product.
(vi) Transfer or Lapse of Intellectual Property Rights. No Company has (A) transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property that is or to the Knowledge of any Owner, was at any time owned or purported to be owned by a Company, to or with any other Person or (B) to the Knowledge of any Owner, permitted a Company’s rights in any Owned Company Intellectual Property to lapse or enter the public domain. After giving effect to the Contemplated Transactions, no current or former partner, director, stockholder, officer, employee, contractor or consultant of any Company will own or retain any rights to use any of the Owned Company Intellectual Property.
(d) Company Products. Schedule 4.11(d)(i) sets forth a true, correct and complete list of all Company Products, including title, whether it is used by Customers, most current version and release number, the date the most current version was put into service, and the date of the last major update. Each Company Product conforms in all material respects to the specifications and documentation therefor. Schedule 4.11(d)(ii) sets forth a true, correct and complete list of all (i) software applications owned by or developed by or for any Company (“Company Software”) and (ii) software applications or other Intellectual Property not owned by any Company (including public domain materials) that are incorporated or embedded in or

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bundled with or necessary for the use of any Company Software or any Company Products, together with a description of such software, and a designation as Company Software or software licensed from another Person.
(e) Software, Systems and Support.
(i) Malware. To the Knowledge of any Owner, none of Company Software or Company Products contains any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access to or designed to disable, erase or otherwise harm software, hardware or data. Owner and Companies have made available to Buyer a true, correct and complete list of all reported errors or bugs that have had or could reasonably be expected to have a Material Adverse Effect on Company Software or Company Products.
(ii) Company Data. All data contained in any databases of, or maintained on behalf of, any Company and all other information and data compilations used by, or necessary for the business of, any Company is owned by such Company or is used by or on behalf of such Company pursuant to a valid Contract or applicable Law (including, applicable Laws with respect to privacy of personal information and all data collection and data mining practices employed by any Company).
(iii) Company IT Systems. All information technology and computer systems (including computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation (and all know-how relating to the foregoing), information technology and telecommunication hardware and other equipment), relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Business of any Company (collectively, “Company IT Systems”), have been properly maintained to ensure proper operation, monitoring and use. Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Businesses of each Company as they are currently being conducted. No Company has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of Company IT Systems. Each Company has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Businesses of each Company without material disruption to, or material interruption in, the conduct of the Business of each Company.
(iv) Open Source Materials. Schedule 4.11(e)(iv) sets forth a true, correct and complete list of all Open Source Materials currently used by any Company, including in development or testing of any Company Software or Company Products, and (A) identifies the Open Source License applicable thereto, (B) identifies, where available, a URL at which such Open Source Materials are available and at which such Open Source License is identified, (C) describes the manner in which such Open Source Materials were or are used, (D) states whether (and, if so, how) such Open Source Materials were modified by or for a Company, (E) states whether such Open Source Materials were distributed by or for a Company, (F) states whether

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such Open Source Materials were used, offered or made available on a hosted or similar basis by or for a Company and (G) describes how such Open Source Materials are integrated with or interact with Company Software or Company Products or any portion thereof. Except as set forth on Schedule 4.11(e)(iv), no Company has (x) incorporated or embedded any Open Source Materials into, or combined or linked any Open Source Materials with, any Company Software or Company Product, or (y) distributed any Open Source Materials in conjunction with or for use with any Company Software or Company Products. To the Knowledge of Company, no Company has used any Copyleft Materials in a manner that requires Company Software or Company Products, or any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses.
(v) Source Code. Schedule 4.11(e)(v)(A) sets forth a true, correct and complete list of all software, firmware or other technology components not owned by a Company that are incorporated in, provided with or otherwise used, held for use or contemplated to be used by a Company in connection with the development, use, exploitation, support or maintenance of any Company Software or Company Products. Except as set forth in Schedule 4.11(e)(v)(B), no Company has disclosed or delivered to any escrow agent or any other Person, other than employees performing services on a Company’s behalf, any of the source code for any Company Software or relating to any Company Intellectual Property. No Person has any right, contingent or otherwise, under any Contract or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any source code to any Person after the Closing Date.
(f) Platform.
(i) Platform Equipment. Schedule 4.11(f) identifies as of the Closing all computer equipment, hardware and other Personal Property of that is necessary for the conduct of, or are primarily used for the benefit of, the Platform. The Companies, together, have all right, title and interest in and to the Platform.
(ii) Restrictions. Neither the Companies nor Owners are under any obligation of confidentiality or restriction of use which would be violated by the terms of the Contemplated Transactions or interfere with the Companies’ post-Closing quiet enjoyment, free use and benefit of the Platform.
(iii) Adverse Events. No Owner has any Knowledge of any action or omission on the part of any Owner, any Company or any third party which could adversely affect the value or the validity of the Platform.
(iv) Ownership. No Owner will directly or indirectly, challenge any Company’s ownership of or the validity of the Platform or any applicable registration or application for the registration thereof.
(g) Result of the Contemplated Transactions. Neither this Agreement nor any of the Contemplated Transactions will result in (i) any Person being granted rights or access to,

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or the placement in or release from escrow of, any software source code or other Company Intellectual Property, (ii) Buyer, any Company or any of their respective affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or (iii) Buyer, any Company or any of their respective affiliates or any of their Intellectual Property rights being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or their use and exploitation of Company Products.
4.12 Title to Assets.
(a) The Companies have good and valid title to, or a valid leasehold interest in, all properties and assets owned or used by the Companies, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since the Balance Sheet Date, and except for Permitted Encumbrances). Schedule 4.12(a) sets forth a true and correct list of all aforementioned properties and assets that have been disposed of by any Company since the Balance Sheet Date.
(b) All buildings, plants, structures, fixtures, machinery, equipment, vehicles and other tangible personal property or assets of the Companies are in good operating condition and repair, ordinary wear and tear excepted, are adequate for the uses to which they are being put and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
4.13 Compliance; Approvals.
(a) Each Company has all Licenses that are required by Law to carry on the Business currently being conducted and own and use its assets as currently used, each of which is set forth on Schedule 4.13(a). Each Company is and has been during the past three (3) years in compliance in all material respects with each such License. To the Knowledge of any Owner, no event has occurred or circumstance exists that (with or without notice or the lapse of time) constitutes or would reasonably be expected to directly or indirectly in a violation of or failure to comply with any term or requirement of any License.
(b) Each Company is, and at all times during the past three (3) years has been, in compliance in all material respects with all Laws and during the past five (5) years has been in compliance in all respects with the Telephone Consumer Protection Act and similar laws imposed at the state level. To the Knowledge of any Owner, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) constitutes or would reasonably be expected to result in a material violation by a Company of, or a failure on the part of a Company to comply in any material respect with, any Law, or (ii) would reasonably be expected to give rise to any obligation on the part of a Company to undertake, or to bear all or any portion of the costs of, any remedial action of any nature.

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4.14 Legal Proceedings; Orders.
(a) Except as set forth on Schedule 4.14, there is no Order, Proceeding, or notification regarding a Data Breach pending, or to the Knowledge of any Owner, threatened by or against, affecting or that otherwise relates to any Company or the Business. To the Knowledge of any Owner, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Orders, Proceedings or notifications of Data Breaches against a Company.
(b) There are not now, and within the past three (3) years there have not been any material claims, actions or Proceedings pending, or threatened before any court or Governmental Authority initiated by a Company, against a Company or in respect of the Business or for which a Company would reasonably be expected to have Liability. There are no such claims, actions, Proceedings pending or, to the Knowledge of any Owner, threatened, challenging the validity of the Contemplated Transactions. No Company is now, nor has been within the past three (3) years, a party to any injunction, Order, or decree restricting the method of a Company’s conduct of the Business or servicing of the Customers. Owners and the Companies have provided to Buyer copies of all notices from any Governmental Authority received by a Company in writing since January 1, 2016.
4.15 Employee Benefit Plans.
(a) Schedule 4.15(a) sets forth a true, complete and correct list of all Benefit Plans (1) which are currently maintained or contributed to by a Company, or (2) with respect to which a Company has any Liability or obligations to any current or former officer, employee, or service provider of a Company, or the dependents of any thereof, regardless of whether funded. With respect to each Benefit Plan, Sellers and Companies have made available to the Buyer true, accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) copies of any current summary plan descriptions, employee handbooks or similar employee communications, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination, notification, or opinion letter from the IRS, and, if applicable, a copy of any pending request for such determination, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies, (vii) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached, (viii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years and (ix) the most recent nondiscrimination tests performed under the Code.
(b) No Company been materially liable at any time in the past six (6) years for contributions to a plan that is or has been, at any time in the past six (6) years, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. There is no multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) under which

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any Company has any present or future Liability. In the past six (6) years no Company has sponsored or contributed to or been required to contribute to a multiemployer plan or to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
(c) With respect to each of the Benefit Plans, neither any Company nor any ERISA Affiliate has within the past six (6) years (i) engaged in a prohibited transaction, (ii) breached any fiduciary duty or (iii) violated any Law applicable to the Benefit Plans and related funding arrangements. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter as to its qualification or the sponsor of the Benefit Plan may reasonably rely on the IRS notification or advisory letter to the sponsor of any prototype plan or volume submitter used to document the terms of such Benefit Plan as to the tax-qualified status of such Benefit Plan, and to the Knowledge of any Owner no event has occurred which would reasonably be expected to cause any such Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Benefit Plan has been operated in compliance in all material respects with applicable Law, including the Code and ERISA, and in material compliance with its terms. All benefits, contributions (including employee salary deferrals) and premium payments, required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely paid, accrued, or, if not yet due, have been (or will be) properly reflected on the Financial Statements.
(d) All required reports, Tax Returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service and the U.S. Department of Labor. No Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is currently the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority that has not been materially resolved as of the date hereof. There are no material pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the Knowledge of any Owner, none are threatened.
(e) The consummation of the Contemplated Transactions will not accelerate the time of vesting or payment, trigger any payment or funding, or increase the amount, of compensation or benefits to any employee, officer, former employee or former officer of any Company or trigger any other material obligation pursuant to any Benefit Plan, except to the extent required under the terms of the Benefit Plan, the Code or ERISA. No Benefit Plans provide for payments that would be triggered by the consummation of the Contemplated Transactions that would subject any current or former employee or service provider of a Company to excise tax under Section 4999 of the Code, and no Company has made any payments within the past six (6) years, is not obligated to make any payments and is not a party to any agreement that would reasonably be expected to obligate it to make any payments to any current or former employee or other service provider of a Company that will not be deductible under Section 280G of the Code.
(f) Each Company has complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance

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continuation coverage for employees. Owners and Companies have provided to Buyer a list of all current and former employees of each Company and their beneficiaries who are eligible for and/or have elected continuation coverage under COBRA or have otherwise confirmed that there are no such eligible individuals. No Benefit Plan provides for, and no written or oral agreements have been entered into by a Company promising or guaranteeing, the continuation of material medical, dental, vision, life or disability insurance coverage for any current or former employees of a Company or their beneficiaries for any period of time beyond the termination of employment (except to the extent of coverage required under COBRA or other applicable Law). Other than as required under COBRA or other applicable Law, no Benefit Plan provides material post-termination or retiree welfare benefits to any individual for any reason.
(g) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Code Section 409A and all applicable regulatory guidance thereunder. No Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Code Section 409A.
(h) There has been no amendment to, or announcement by any Company relating to, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of a Company, as applicable, except as required under the Code or ERISA.
4.16 Employee Relations.
(a) Schedule 4.16(a) contains a list of all of the employees of each Company, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, accrued paid time off, allowed vacation days and holidays, period of service, location, department and a job title or other summary of the responsibilities of such employees. Schedule 4.16(a) also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. Each Company has, at all times, complied with all applicable state and federal wage and hour Laws in all material respects, including, but not limited to, properly classifying employees as exempt or non-exempt from overtime and minimum wage requirements and properly classifying workers as independent contractors rather than employees where applicable. All employees are employees at-will, unless otherwise specified on Schedule 4.16(a). No Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate Governmental Authority of all required Taxes, insurance, social security and withholding thereon.
(b) Except as set forth on Schedule 4.16(b), no retention payments, severance payments, change in control payments or other similar compensation or benefits are due or will be made to any employees, agencies or independent contractors of any Company in connection with the Contemplated Transactions. No Company has taken any actions prior to the Closing

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related to the foregoing that will subject any Company or Buyer to Liability after the Closing. All employee bonuses or incentives relating to the period ending February 28, 2019 and all prior periods have been paid in full in all material respects and no bonus or related incentive plan is currently in place for any employee of any Company.
4.17 Taxes. For purposes of Section 4.17 (except for Section 4.17(y) through Section 4.17(ff)) references to Company includes NTD Holdings, GH Holdco, NET Data, and GHS.
(a) All federal, state and other material Tax Returns of the Companies required to be filed by the Companies before the Closing Date (taking into account any valid extensions) have been timely filed in accordance with applicable Laws, and each such Tax Return is true, correct and complete in all material respects. All Taxes with respect to the taxable periods covered by such Tax Returns (whether or not shown on any Tax Return) before the Closing Date have been timely paid. Before the Closing Date, no Company has requested any extension of time within which to file any Tax Return which has not since been filed.
(b) The Companies have complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required. The Companies have accurately classified all service providers as either employees or independent contractors for all Tax purposes. The Companies (i) have collected and remitted all applicable sales and/or use Taxes to the appropriate Governmental Authorities, and (ii) have obtained, in good faith, any applicable sales and/or use Tax exemption certificates.
(c) There is no written claim against a Company that was made by a Governmental Authority before the Closing Date for any Taxes which are owed by a Company and due under applicable Law, but which have not been paid in full before the Closing Date. No assessment, deficiency, or adjustment has been asserted in writing, proposed in writing, or threatened in writing by a Governmental Authority before the Closing Date with respect to any Tax Return of the Companies filed before the Closing Date. No written claim has ever been received by a Company before the Closing Date from any Governmental Authority in a jurisdiction where such Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No Tax audit of a Company by any Governmental Authority is currently pending or has been threatened in writing before the Closing Date. No Company has received a written notice of any proposed Tax audit, or of any Tax deficiency or adjustment before the Closing Date.
(d) No reporting position has been taken on any Tax Return that was filed before the Closing Date on behalf of a Company for a taxable period for which the statute of limitations for the assessment of Taxes with respect thereto has not expired that is the same as any Tax Return reporting position that a Governmental Authority has successfully and finally challenged before the Closing Date in the course of an examination of a Tax Return of such Company. No Company has participated in a “listed transaction,” as such term is defined in

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Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), before the Closing.
(e) No Company is a party to or bound by any Tax sharing agreement entered into before the Closing Date or any Tax indemnity agreement, obligation or similar Contract or practice with respect to Taxes (including any agreement relating to Taxes with any Governmental Authority) entered into before the Closing Date.
(f) No Company has been a member of an affiliated group within the meaning of Section 1504(a) of the Code before the Closing Date. No Company has any Liability for Taxes of any other Person (other than the particular Company itself) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state or local Law) that arose before the Closing Date, as a transferee or successor, by Contract or otherwise.
(g) There are no Liens relating to Tax upon any properties or assets of any of the Companies immediately prior to the Closing (other than Liens relating to Taxes that are not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been recorded in line items on the Financial Statements).
(h) No extensions or waivers of statutes of limitations currently in effect have been given or requested with respect to any Taxes of the Companies.
(i) The amount of the Companies’ Liability for unpaid Taxes for all periods ending on or before the date of this Agreement, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Companies’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company
(j) Schedule 4.17 sets forth: (i) those taxable years for which examinations by the Tax Authorities have been completed; and (ii) those taxable years for which examinations by Tax Authorities are presently being conducted
(k) All deficiencies or assessments made against either Company as a result of any examinations by any Tax Authority have been fully paid or are being contested in good faith. Schedule 4.17 sets forth all such deficiencies or assessments.
(l) Neither Company is a party to any Proceeding by any Tax Authority. There are no pending or, to the Knowledge of any Owner, threatened Proceedings by any Tax Authority against either Company.
(m) The Owners have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Companies for all Tax periods.

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(n) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Company.
(o) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to either Company.
(p) Neither Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring prior to the Closing; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; (v) income from discharge of Indebtedness occurring before the Closing that was deferred pursuant to an election made under Section 108(i) of the Code or corresponding provision of state, local or foreign Tax Law; or (vi) an election by the Companies to defer any taxes attributable to a deemed repatriation of foreign assets under applicable U.S. federal, state or local Tax Law that occurred before the Closing Date.
(q) Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(r) Neither Company is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(s) Schedule 4.17 sets forth for each Company each state into which such Company has, directly or indirectly, sold products or conducts business and each state for which such Company currently collects sales tax.
(t) Neither Company shall be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of such Company’s assets caused by the Contemplated Transactions. Neither Company has (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired asset was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any subsidiary.
(u) Set forth under the heading “Tax Returns” on Schedule 4.17 is a list of all Tax Returns filed by each Company during years 2018, 2017, and 2016.
(v) The Companies have not received or applied for any written rulings of a Governmental Authority relating to Taxes before the Closing. The Companies have not entered

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into or countersigned a closing agreement under Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law with any Governmental Authority before the Closing that would have a continuing effect after the Closing Date.
(w) Before the Closing Date, no Company currently has, or has ever had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.
(x) No Company has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.
(y) Prior to the effective date of the QSub Election made for NET Data, NET Data was, at all times since its formation, a validly electing and qualifying S corporation within the meaning of Section 1361(a) of the Code for U.S. federal and state income tax purposes.
(z) Since its formation NTD Holdings has been a validly electing and qualifying S corporation within the meaning of Section 1361(a) of the Code for U.S. federal and state income tax purposes and no election, action, or failure to take any action that would terminate such status has occurred or will occur prior to the Closing.
(aa) Beginning on the effective date of the QSub Election made for NET Data and until the Disregarded Entity Conversion for NET Data, NET Data was a QSub for U.S. federal and state income tax purposes.
(bb) As of the effective date of the Disregarded Entity Conversion for NET Data, NET Data was a Disregarded Entity for U.S. federal and state income tax purposes and no election, action, or failure to take any action that would terminate such status has occurred or will occur prior to the Closing.
(cc) Prior to the effective date of the QSub Election made for GHS, GHS was, at all times since its formation, a validly electing and qualifying S corporation within the meaning of Section 1361(a) of the Code for U.S. federal and state income tax purposes.
(dd) Since its formation GH Holdco has been a validly electing and qualifying S corporation within the meaning of Section 1361(a) of the Code for U.S. federal and state income tax purposes and no election, action, or failure to take any action that would terminate such status has occurred or will occur prior to the Closing.
(ee) Beginning on the effective date of the QSub Election made for GHS and until the Disregarded Entity Conversion for GHS, GHS was a QSub for U.S. federal and state income tax purposes.

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(ff) As of the effective date of the Disregarded Entity Conversion for GHS, GHS was a Disregarded Entity for U.S. federal and state income tax purposes and no election, action, or failure to take any action that would terminate such status has occurred or will occur prior to the Closing.
4.18 Environmental Matters.
(a) Each Company is currently in compliance in all material respects with all Environmental Laws which compliance includes, but is not limited to, the possession by each Company of all Licenses and other governmental authorization required under applicable Environmental Laws and in compliance in all material respects with the terms and conditions thereof to operate the Business as currently operated.
(b) Since the date of each Company’s leasing of the Real Property, there have been no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any material Environmental Claim against any Company with respect to the Real Property, and no Owner has Knowledge of any such actions, activities, circumstances, conditions, events or incidents prior to the Companies’ ownership or leasing of the Real Property or assets.
4.19 Affiliate Transactions. Except as set forth on Schedule 4.19, no Company has been a party to any material business arrangement or relationship with an Owner within the past twelve (12) months, and no Owner or any of an Owner’s affiliates own any asset, tangible or intangible, that is used by any Company. Except as set forth on Schedule 4.19, no Owner or any of an Owner’s affiliates own, or in the last twelve (12) months has owned, of record or as a beneficial owner, any financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with any Company. Except as set forth on Schedule 4.19, since December 31, 2018 no cash distribution has been made by a Company to any Owner.
4.20 Insurance. Schedule 4.20 sets forth an accurate description of each insurance policy currently utilized and/or maintained by any of the Companies with respect to its properties, assets and Business. Such insurance policies are of the types, in the amounts and covering such risks as are customarily carried by Persons conducting a business similar to the Business. All of such insurance policies are, and immediately following the Closing will continue to be, legal, valid, binding and enforceable and in full force and effect, and the Companies are not in material breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) with respect to their obligations under such insurance policies (including with respect to payment of premiums). Except as set forth on Schedule 4.20, the Companies maintain all insurance policies required to be maintained by them pursuant to the terms and conditions of any active Material Contract. As of the date hereof, no Company has received (a) notice of cancellation or notice of failure to renew of any such insurance policy or refusal of coverage thereunder, (b) notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, (c) notice of any material adjustment in the amount of the premiums payable with respect to any such insurance policy, or (d) any other notice that such policies are no longer in full force or

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effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums payable with respect to such policies that are due and payable have been paid. Except as set forth on Schedule 4.20, there is no pending claim under any such insurance policy.
4.21 Customer Arrangements.
(a) Agreements with Customers.
(i) Attached to Schedule 4.21(a) are true and correct copies of the forms upon which (A) any agreements with or applications from Customers or (B) any currently effective Customer Agreements are based. The ten (10) largest Customers, as measured by revenue generated during the twelve (12) months prior to the Balance Sheet Date, are identified as such on Schedule 4.21(a)(i).
(ii) With respect to the Customers, whether as a result of the Contemplated Transactions or otherwise, none of the Customer Agreements obligate or will obligate any Company (by the terms of any of such Contracts, or at the option of the other party to such Contracts) to (A) make a lump sum payment in lieu of any future stream of revenue or otherwise, (B) acquire or assume any asset or Liability, (C) offer a right of first refusal or similar preferential right in favor of such Customer or any Referral Source or (D) pay ongoing residuals, commissions or fees to any third party.
(b) Ownership of Customer Agreements. As of the Closing, each Company has the right, without giving notice to or receiving consent (except the Required Consents) from the Customers or any other third party, to engage in the Contemplated Transactions. No transfer, assignment or other fee will be due to any Customer or Processor in connection with the Contemplated Transactions.
(c) Material Customers. Schedule 4.21(c) provides a list of each Customer that on an annual basis for calendar year 2016, 2017 or 2018 was among the top twenty (20) Customers of each Company in revenue (to such Company) (a “Material Customer”). There is no existing dispute between any Company and a Material Customer and, to the Knowledge of any Owner, no Material Customer has provided any Company written notice that it intends to terminate its Customer Agreement or materially reduce its annual credit/debit card volume whether as a result of the consummation of the Contemplated Transactions or otherwise. There are no Material Customers that receive services from any Company, or in respect of whom any Company receives payments, that are not a party to a written Customer Agreement.
(d) Customer Compliance with Rules. To the Knowledge of any Owner, no Company has received notice of any Customer’s material breach of the Rules.
(e) Customer Reserves. Except as set forth on Schedule 4.21(e), no Company maintains any Customer reserves, held funds or Customer liability accounts.

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(f) Customer Status. To the Knowledge of any Owner, no Company has received notice that any Customer:
(i) is a “Payment Facilitator” as such term is defined in the Rules;
(ii) participates in or is required to participate in any “Risk Monitoring Service,” “Excessive Chargeback Monitoring,” or similar programs or “Chargeback Monitored Customers” as defined in the Rules;
(iii) has been fined by (or has fines pending from) any Payment Network, or
(iv) has been placed on the “MATCH” (Customer Alert to Control High-Risk) File, “CTMF” (Combined Terminated Customer File) or any similar list or database.
(g) Customer Underwriting Guidelines. Owners and Companies have provided to Buyer a copy of each Company’s merchant underwriting guidelines. To the actual knowledge of the Owners, each of the Customers is in compliance, in all material respects, with each Company’s merchant underwriting guidelines and is in compliance, in all material respects, with the following Laws: the US Patriot Act, the Bank Secrecy Act, the Anti-Money Laundering Act, the Consumer Financial Protection Bureau’s guidance on Unfair, Deceptive or Abusive Acts, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, the Restore Online Shopper’s Confidence Act and the Unlawful Internet Gambling Enforcement Act of 2006. In the three (3) years prior to the Closing Date, no Company has received any subpoena or other written inquiry from any Governmental Authority regarding any Customer.
4.22 Inventory. Any inventory of the Companies, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any inventory of the Companies is owned by the Companies free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.
4.23 Privacy.
(a) To the Knowledge of Company, each Company is and has been in compliance with: (i) all applicable Privacy Laws, (ii) all of such Company’s policies regarding privacy and (iii) all contractual commitments that such Company has entered into with respect to Personal Information.
(b) Each Company has commercially reasonable safeguards in place to protect any Personal Information in its possession or control from unauthorized access, including by its employees, contractors and consultants.

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(c) To the Knowledge of Company, no Company has made any illegal or unauthorized use of Personal Information.
(d) The transfer, if any, of Personal Information in connection with the Contemplated Transactions will not violate any Privacy Laws. No Company is subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit a Company, Buyer or any of its affiliates from receiving or using Personal Information in the manner in which a Company receives and uses such Personal Information prior to the Closing.
(e) No Company has received any notice of any claims against a Company or been charged with the violation of any Privacy Laws. To the Knowledge of any Owner, no Company has been nor is currently under investigation with respect to any violation of any Privacy Laws or applicable privacy policies.
(f) There have been no Data Breaches involving any Company and/or any Personal Information in the possession of any Company.
4.24 Referral Sources.
(a) Referral Source Agreements. Attached as Schedule 4.24(a) are true and correct copies of the forms upon which any currently effective Referral Source Agreements are based.
(b) Referral Source List. Schedule 4.24(b) (i) sets forth the name of each Referral Source who has received payments from any Company in the last three years and (ii) sets forth a complete list of agreements between any Company and the Referral Sources. Next to each Referral Source name, Schedule 4.24(b) sets forth (1) a list of each Referral Source that on an annual basis for calendar year 2016, 2017 or 2018 was among the top twenty (20) Referral Source of each Company in revenue (to such Company) (a “Material Referral Source”) and (2) for calendar year 2016, 2017 and 2018, the size of the payments made from each Company to each Referral Source, the size of the payments made from each Referral Source to such Company, and the aggregate volume of payments made by Customers of each Referral Source. There are no Material Referral Sources that are not a party to a written Referral Source Agreement.
(c) Disputes. Except for as described on Schedule 4.24(c), there is no existing dispute between any Company and any Referral Source and, to the Knowledge of any Owner, no Referral Source intends to terminate its agreement with any Company or materially reduce its referral volume as a result of the consummation of the Contemplated Transactions or otherwise.
4.25 Data Security.
(a) To the Knowledge of any Owner, no Person has gained unauthorized access to the Platform, any computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, or other information

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technology equipment, and associated documentation used by or on behalf of any Company or its affiliates or any Processor or service provider of any Company or its affiliates or any data stored thereon (including any Customer data, Personal Information, or cardholder data) (a “Data Breach”). None of any Company, its affiliates or, to the Knowledge of any Owner, any Processor, Referral Source or Customer, has received a “common point of purchase”, “point of compromise” or similar notice, letter or inquiry. No third-party network penetration test, audit or review of any Company’s external and internal information technology network has identified any material risks relating to the security of any Company’s network. Each Company has been at all times a compliant service provider of each applicable Card Brand.
(b) No Company is required to be in compliance with the Payment Card Industry Data Security Standards because it does not store, transmit or process “cardholder data” or “sensitive authentication data” (as such terms are defined in the Payment Card Industry Data Security Standards (“PCI-DSS”)).
(c) Each third-party vendor of any component included in any Company Product that stores, transmits or processes “cardholder data” or “sensitive authentication data” (as such terms are defined in the PCI-DSS) (a “Third-Party PCI-DSS Component”), including any “white label” payment gateway component, is currently in compliance with the PCI-DSS and is a PCI Level 1 validated service provider. Each Third-Party PCI-DSS Component that is required to be validated under the Payment Application Data Security Standards is so validated.
(d) Each Company is and has been in compliance with (i) all applicable Laws regarding data security, (ii) all of such Company’s policies regarding data security and (iii) all contractual commitments of such Company with respect to data security.
(e) All Company Products that are required to be validated under the Payment Application Data Security Standards are so validated.
4.26 Cryptocurrencies. No Company has ever (a) owned any Bitcoin, Ether or other cryptocurrencies (“Cryptocurrencies”), (b) processed Cryptocurrencies on behalf of any Customers or (c) been a party to any Contracts with any processor, exchange or wallet of or for Cryptocurrencies.
4.27 Debt Collection. No Company provides, and has not provided or marketed, services to any Customer that impose convenience fees or similar fees where state law prohibits the collection of such convenience or similar fees. The Companies are not engaged and have not in the five (5) years prior to the Closing Date been engaged in any debt collection activities as defined under the U.S. Fair Debt Collection Practices Act or as contemplated under the Texas Fair Debt Collection Practices Act. The Companies are, and for the last five (5) years have been at all times, in compliance with all Laws related to collections of fines imposed by a Governmental Authority, including the collection of fees related thereto and have held all necessary licenses, permits and registrations required under applicable Laws with respect to the Companies’ respective fine collection activities.

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4.28 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article IV (including the related portions of the Disclosure Schedules), no Owner has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Owner, Sellers or the Companies.
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers and Owners as of the Closing Date as follows:
5.1 Limited Liability Company Status. Buyer (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (b) has all requisite limited liability company power and authority to carry on its business as now and heretofore conducted and to own, operate and lease its properties.
5.2 Limited Liability Company Authorization; Binding Effect. Buyer has full limited liability company power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The Transaction Documents and performance and consummation of the Contemplated Transactions are and have been approved by all requisite limited liability company action of Buyer. No other limited liability company action or Proceedings on the part of Buyer are necessary to approve or authorize the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions. The Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of the Transaction Documents by Sellers and Owners, each Transaction Document is the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditor’s rights generally from time to time in effect and limitations on enforcement of equitable remedies.
5.3 No Conflict. Buyer’s execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions and compliance with any of the provisions thereof will not (a) violate any Law to which Buyer may be subject, (b) conflict with or result in a breach of any provision of the limited liability company operating agreement of Buyer, (c) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority that is required by Law or the regulations of any Governmental Authority, (d) violate any Order of any Governmental Authority to which Buyer may be subject, or (e) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Buyer or result in being declared void, voidable, without further binding effect, or subject to amendment or modification any of the terms, conditions or provisions of, any contract, license, franchise, permit, or other material instrument or commitment or obligation to which Buyer may be bound or affected.
5.4 Brokers and Finders. Neither Buyer nor its agents has engaged any finder or broker or incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’

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fees or agents’ commissions in connection with this Agreement and the Contemplated Transactions.
5.5 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To Buyer’s Knowledge, no such Proceeding has been threatened against Buyer.
5.6 Inspection; No Other Representations; No Reliance.
(a) Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Companies as contemplated hereunder. Buyer acknowledges and agrees that it is relying exclusively on the representations, warranties and covenants of Sellers and Owners set forth in this Agreement, and its own examination and investigation of Sellers, Owners and the Companies, and it is not relying on any other statements or documents.
(b) Without limiting the generality of the foregoing, Buyer acknowledges that, except as may be set forth in the representations and warranties contained in Article III and Article IV (i) none of the Companies or Owners or any of their respective affiliates makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future results of operations (or any component thereof) or future financial condition (or any component thereof) of the Companies or the future business and operations of the Company or (B) any other information or documents made available to Buyer or any of its affiliates with respect to the Companies or their businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) Buyer has not relied and will not rely upon any of the information described in sub-clauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the other agreements, documents, instruments or certificates contemplated hereby and the transactions contemplated hereby and thereby or any other information, representation or warranty except those representations or warranties set forth in this Agreement in negotiating, discussing, executing, delivering and performing this Agreement and the other agreements, documents, instruments or certificates contemplated hereby and the transactions contemplated hereby and thereby.
5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Buyer has neither made nor makes any other express or implied representation or warranty, either written or oral, with respect to Buyer or the Contemplated Transactions.
ARTICLE VI  - COVENANTS OF SELLERS AND OWNERS
6.1 Notices and Consents. To the extent that Sellers have not obtained all necessary Licenses, consents, waivers or other authorizations or approvals or Required Consents from any Governmental Authority or any private third-party as of the Closing and the Parties nonetheless elect to close, then upon request by Buyer, Sellers shall use their commercially reasonable efforts to: (a) obtain such consents as soon as practicable post-Closing, (b) cooperate with Buyer in any

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reasonable and lawful arrangements under which Buyer would obtain the benefit of the matter concerned; and (c) enforce for the account of Buyer any rights of Sellers arising from the matter concerned, provided, however, that Sellers shall not be required to make any payments or incur any additional Liabilities in connection with such efforts.
6.2 Tax Matters.
(a) Pre-Closing Tax Returns.
(i) Sellers will prepare and file on a timely basis, all federal, state, and local income Tax Returns with respect to the Companies for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) that are not filed on or before the Closing Date. All such Tax Returns shall be filed in accordance with the past practices of the Companies unless contrary to applicable Law. Sellers shall include on the Tax Returns for the Pre-Closing Tax Periods the income of the Companies for all applicable Pre-Closing Tax Periods. Sellers (i) will submit all such Tax Returns (including all attachments thereto) to Buyer for its review at least thirty (30) days prior to filing and accept all comments of Buyer that are reasonable, and (ii) will, promptly after filing, forward to Buyer a true, correct and complete copy of such filed Tax Returns (including all attachments thereto) and proof of payment of the subject Taxes. Sellers shall pay all fees and expenses associated with preparing the income Tax Returns for the Pre-Closing Tax Periods.
(ii) Buyer will cause the Companies to prepare and file on a timely basis, (a) all non-income Tax Returns for the Pre-Closing Tax Period and (b) all Tax Returns for Tax periods beginning before and ending after the Closing Date (“Straddle Tax Period”).
(b) Payment of Taxes.
(i) To the extent that Taxes of the Companies for all Pre-Closing Tax Periods and portions of any Straddle Tax Period ending on the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Section 6.2 and any Taxes assessed after the Closing with respect to Pre-Closing Tax Periods and portions of any Straddle Tax Period ending on the Closing Date) are expressly accrued or reserved for as Current Liabilities in line items on the Closing Statement and taken into account in determining the Net Working Capital Calculation, Buyer will pay or cause to be paid such Taxes. To the extent such Taxes for Pre-Closing Tax Periods and portions of any Straddle Tax Period ending on the Closing Date are not so reflected as Current Liabilities on the Closing Statement and not taken into account in determining the Net Working Capital Calculation, Sellers will pay all such Taxes, including all Taxes incurred by the Companies including any Taxes from the payments under any employee sale bonuses, change of control agreements or any other payments that are treated as compensation for federal, state or local income Tax purposes, including the Companies’ portion of such Taxes. Taxes that are payable with respect to a Straddle Tax Period will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 6.2(c).
(ii) In the case of Tax Returns filed by Buyer under this Section 6.2 and as to which Buyer expects payment from Sellers, Buyer shall deliver the pertinent Tax

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Return to the Representative and inform the Representative of any amounts due from Sellers at least ten (10) days prior to the due date of the pertinent Tax Return, and Sellers will pay such amounts to Buyer in immediately available funds at least five (5) days prior to the due date of the Tax Return. In the case of any Tax Returns filed by Sellers, Sellers will pay the amount of Taxes due with respect to such Tax Returns and provide proof of payment to Buyer no later than five (5) days after the applicable payment is made to the applicable Governmental Authority.
(c) Tax Apportionment. In the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the Straddle Tax Period ending on the Closing Date will be (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; provided, however, that all exemptions, allowances, or deductions for the Straddle Tax Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in each period; and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d) Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Governmental Authority in connection with the Contemplated Transactions will be borne by Sellers.  Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation.
(e) Audits and Claims.
(i) Sellers shall have the right (at Sellers’ sole risk, cost and expense) to control the conduct of any audit, examination, investigation or administrative, court or other Proceeding related to income Taxes for any Pre-Closing Tax Period (“Income Tax Proceeding”), provided, however, that such Seller or Sellers acknowledge and agree in writing to assume all liability for indemnification of all Tax, interest, penalties, and other costs associated with such Income Tax Proceeding. Buyer shall be entitled to attend and participate in any such Income Tax Proceeding at its sole cost and expense and shall be permitted to receive copies of any pleadings, correspondence, and other documents as Buyer may reasonably request. Buyer shall have the right to consent to any settlement related to an Income Tax Proceeding if such settlement could increase the Taxes of the Companies for any period (or portion thereof) beginning on or after the Closing Date.

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(ii) Except for Income Tax Proceedings, Buyer shall have the right (at Buyer’s cost and expense) to control the conduct of any other audit, examination, investigation or administrative, court or other Proceeding (“Tax Proceedings”). The Representative shall be entitled to attend and participate in any such Tax Proceedings at its sole cost and expense if such Tax Proceedings could result in a claim for indemnification for any Tax against Sellers hereunder.
(iii) If Buyer or Sellers receive any written or oral communication with respect to a Tax claim for which the other Party has potential liability under the terms of this Agreement, then such Party shall promptly notify the other Party (which for Sellers shall be the Representative) hereto in writing of the existence of such Tax claim.
(f) Cooperation on Tax Matters.
(i) Buyer, the Companies, the Representative and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Income Tax Proceedings or Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies, the Representative, Sellers and Buyer shall (i) retain all Books and Records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) give the other Party (which for Sellers, shall be the Representative) reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party (which for Sellers, shall be the Representative) so requests, allow such Party to take possession of such books and records.
(ii) Buyer and Sellers and the Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
(g) Withholding. If Buyer provides reasonable advance notice and satisfactory justification, Buyer will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Buyer shall determine they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.
(h) Reserved.

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(i) Allocation of Purchase Price. Because each Company is a Disregarded Entity, the Parties agree that for U.S. federal and state income tax purposes, the sale and purchase of the Equity Interests shall be treated as: (i) a taxable sale of assets by NTD Holdings and GH Holdco, respectively, in exchange for their respective shares of the Purchase Price (and any other amount treated as an amount realized on such sale); and (ii) an acquisition of assets by Buyer in exchange for the Purchase Price paid under this Agreement and any other amount that is treated as part of the consideration for Tax purposes. The Parties agree that the allocation of the Purchase Price among the assets of each Company for all purposes (including financial accounting and Tax purposes) shall be made by Buyer and shall be set forth in a statement prepared by Buyer in accordance with the Code (the “Tax Allocation Statement”). The Parties shall cooperate in the preparation of the Tax Allocation Statement which shall be filed as required by Law. The Parties agree to file their respective IRS Form 8594 and all federal, state and local Tax Returns (including amended returns and claims for refund) in accordance with the Tax Allocation Statement. Buyer shall deliver the final version of the Tax Allocation Statement to Representative no later than 30 days following the date the Final Adjustment Calculation is determined pursuant to Section 2.3.
(j) Gross Up Payment.
(i) Notwithstanding anything in this Agreement to the contrary, in the event Buyer, as reflected in the Tax Allocation Statement, allocates:
(A) more than $70,000 of the Purchase Price to the restrictive covenants described in Section 6.3 (such amount in excess of $70,000, the “Restrictive Covenant Excess Allocation”);
(B) more than $320,000 to Class V assets (as such class allocation concept is described in Treas. Regs. 1.1060-1 and 1.338-6, 1.338-7) (such amount in excess of $320,000, the “Class V Excess Allocation”); or
(C) more than $3,500,000 to Class VI self-created software assets (as such class allocation concept is described in Treas. Regs. 1.1060-1 and 1.338-6, 1.338-7) (such amount in excess of $3,500,000, the “Class VI Excess Allocation”), then Buyer shall, within fifteen (15) days after delivery of the final Tax Allocation Statement to Representative pursuant to Section 6.2(i), make a one-time aggregate cash payment to Sellers (the “Gross Up Payment”) in an amount equal to the quotient of (A) the product of (i) the sum of the Restrictive Covenant Excess Allocation, the Class V Excess Allocation and the Class VI Excess Allocation and (ii) 13.2% divided by (B) 76.20%. For example, if the Restrictive Covenant Excess Allocation is $10,000, the Class V Excess Allocation is $40,000 and the Class VI Excess Allocation is $50,000 then the Gross Up Payment would be $17,322.83. The Gross Up Payment shall be added to goodwill on the Tax Allocation Statement.
6.3 Non-competition; Non-solicitation.

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(a) During the period beginning on the Closing Date and ending three (3) years from the Closing Date, none of the Owners will, or permit any of their affiliates (including any Seller) to, without the prior written consent of Buyer:
(i) work with, provide services to, or own an interest in any business that competes directly or indirectly with the Business or the i3V Business, provided, that, the foregoing agreement shall not be deemed to restrict the ownership of an Owner of up to five percent (5%) of any class of the outstanding capital stock of any corporation conducting a business similar to the Business or the i3V Business which is traded on a national securities exchange;
(ii) hire, attempt to hire, solicit, induce, or attempt to solicit or induce any employee or independent contractor of any Company, i3V or any of its affiliates to leave any Company’s, i3V’s or any of its affiliates’ employment or to terminate his or her or its contractual and/or business relationship with any Company, i3V or any of its affiliates; provided, however, that general advertising not targeting any Company’s, i3V’s or any of its affiliates’ employees shall not be restricted by this Agreement;
(iii) call on, divert or solicit, any of the Customers;
(iv) work with or provide services related to the Business to any Customer or other customer of any Company, i3V, Buyer or any of their respective affiliates; or
(v) encourage or persuade any Customer or other customer of any Company, i3V, Buyer or any of their respective affiliates not to enter into an agreement or to terminate an agreement with any Company, i3V, Buyer or any of their respective affiliates or to obtain similar services from a competitor of any Company, i3V, Buyer or any of their respective affiliates.
(b) Non-Disparagement. For five (5) years after the Closing Date, the Parties agree that they shall not, and shall make reasonable efforts to ensure that their respective affiliates, managers, employees, and officers do not make any written or verbal statements, whether in commercial or noncommercial speech, disparaging or criticizing in any way the other Party, or such other Party’s affiliates, equity owners, members, managers, employees, directors, trustees or officers (collectively, the “Protected Party”), or any products or services offered by the Protected Party. The foregoing shall not be interpreted to prevent a Party from making in good faith any statement or assertion regarding a Protected Party (i) to the extent reasonably necessary to comply with applicable Law or an Order issued by a Governmental Authority of competent jurisdiction, (ii) for the sole purpose of enforcing a Party’s rights under the Transaction Documents, (iii) for the purpose of defending against, and only to the extent reasonably necessary to defend against, claims made by or against a Party under any of the Transaction Documents, or (iv) in connection with protecting or preserving its business, including under contracts used in the operation of its business.
(c) The consideration for this Section 6.3 is included in the Purchase Price. Sellers and Owners specifically acknowledge and agree that the remedy at law for any breach of

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this Section 6.3 will be inadequate and that Buyer, in addition to any other relief available to it, may be entitled to temporary and permanent injunctive relief.
6.4 Owners’ Release. Each Seller and Owner, on its own behalf, and on behalf of each of its affiliates irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever releases and discharges each of Buyer, its affiliates (including i3V) and the Companies and their respective successors, assigns and predecessors and each of their respective directors, managers, officers, employees, shareholders, and members (the “Released Parties”) from, against and with respect to any and all actions, accounts, agreements, bonds, causes of action, complaints, charges, claims, contracts, controversies, costs, covenants, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, torts, and undertakings of whatever kind or character, whether in law, equity or otherwise, or direct or indirect (including Damages), that such Seller or Owner now has, or may hereafter have or acquire, against any of the Released Parties (collectively, the “Released Claims”); provided, however, that nothing contained herein will operate to release any obligations of any of the Released Parties or any rights of any Seller or Owner arising under this Agreement or under any Transaction Document. Each Seller and Owner, on behalf of itself and its affiliates, irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim.
ARTICLE VII - COVENANTS OF BUYER, SELLERS AND OWNERS
7.1 Post-Closing Access to Information.
(a) Sellers and Buyer acknowledge that subsequent to the Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of concluding the Contemplated Transactions, audits, compliance with Laws and governmental requirements, and the prosecution or defense of third-party claims. Accordingly, Sellers and Buyer agree that until the later of the four (4) year anniversary of the Closing Date or the expiration of any applicable statute of limitations pertaining to Tax matters, to the extent permitted by Law, each will make reasonably available to the other’s agents, independent auditors and/or governmental agencies upon written request and at the expense of the requesting Party such documents and information as may be available for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the Contemplated Transactions, audits, compliance with Laws and governmental requirements and regulations and the prosecution or defense of third-party claims.
(b) Upon written request, each of the Parties shall cooperate with the other Parties in good faith, at the requesting Party’s expense, in furnishing information, testimony and other assistance in connection with any actions, Proceedings, arrangements, or disputes involving any of the Parties (other than in a dispute among such parties or entities) and based upon contracts, arrangements or acts of the Company or any Party which were in effect or occurred prior to the Closing. Buyer shall cause to be provided any information or documents reasonably requested by Sellers in connection with Tax or other disputes, settlements, investigations,

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Proceedings or other matters in respect of any period ending at or prior to the Closing. The Party requesting documents or information pursuant to this Section 7.1 shall pay all fees and expenses paid to unaffiliated third parties by the Party providing such documents or information in connection with providing such information or documents.
7.2 Further Assurances and Cooperation. Sellers and Owners shall, at any time and from time to time at and after the Closing, upon the request of Buyer, take any and all steps reasonably necessary and under any Seller’s or Owner’s control to place Buyer in possession and operating control of the Company and the Equity Interests and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to transfer and confirm more effectively to Buyer or to its successors or assigns, or to reduce to possession, any or all of such Equity Interests and to carry out the purposes and intent of this Agreement. From and after the date of this Agreement, upon the request of any Party, the other Parties shall furnish such further information, execute and deliver such schedules, instruments, documents or other writings and take such actions as may be reasonably necessary or desirable to confirm and carry out and to fully effectuate the intent and purposes of this Agreement.
7.3 Confidentiality. Each Party agrees that the existence of this Agreement (including any reference to the Contemplated Transactions generally), the existence of any dispute (if any) between the Parties under this Agreement, and the terms and conditions hereof and the other Transaction Documents shall not be disclosed to any third party without prior written consent of the other Parties, and no Party, nor any representative thereof shall distribute or provide access to this Agreement or the other Transaction Documents, or the contents or any part thereof, to any third party, except to such Party’s legal and financial advisors, lenders and accountants and in any case as required by Law or accounting practice or to allow attorneys to enforce or interpret this Agreement, or by Buyer or its affiliates to fulfill i3V’s obligations under any Securities and Exchange Commission or Nasdaq requirements, whether such disclosure is made publicly or privately.
ARTICLE VIII - INDEMNIFICATION
8.1 Survival. The representations and warranties made by each Party in this Agreement shall survive the Closing Date and shall continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, that (a) each of the Fundamental Representations shall survive until the maximum allowable statute of limitations applicable to Actions based on written contracts under applicable Law, and (b) each of the Special Representations shall survive for thirty-six (36) months following the Closing Date. The covenants and agreements made by the Parties in this Agreement shall survive indefinitely or for the period stated therein. In each case, the period from the Closing Date until the last date on which a representation, warranty, covenant or other obligation survives is referred to herein as the “Survival Period”.
8.2 Indemnification by Owners. Subject to the other provisions of this Article VIII, each Owner agrees to (on a several and not joint basis in accordance with Section 8.4(d))

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indemnify, defend and hold harmless Buyer Indemnified Parties from and against and shall pay to Buyer Indemnified Parties the amount of, or reimburse Buyer Indemnified Parties for, any and all Damages that Buyer Indemnified Parties incur as a result of, or with respect to (and whether or not in connection with any third-party claim):
(a) the inaccuracy or breach of any representation or warranty contained in or made pursuant to this Agreement;
(b) the non-compliance with or failure to perform any agreement or covenant of such Owner or Sellers contained in or made pursuant to this Agreement;
(c) any and all of Sellers’, Owners’ and the Companies’ Transaction Expenses to the extent not paid concurrent with the Closing and any Transaction Bonuses to the extent not paid concurrent with the Closing;
(d) any and all of Sellers’, Owners’ and the Companies’ Indebtedness to the extent not paid concurrent with the Closing;
(e) any Indemnified Taxes;
(f) any fraud, willful misconduct or criminal acts of such Owner, or, with respect to any period prior to the Closing Date, any Company;
(g) the matters specifically described on Schedule 8.2(g); and
(h) any claim asserted by a third party relating to or resulting from any of the foregoing items (a) through (g).
8.3 Indemnification by Buyer. Subject to the other provisions of this Article VIII, Buyer agrees to indemnify, defend and hold harmless Seller Indemnified Parties from and against and shall pay to Seller Indemnified Parties the amount of, or reimburse Seller Indemnified Parties for, any and all Damages that Seller Indemnified Parties incur as a result of, or with respect to (and whether or not in connection with any third-party claim):
(a) the inaccuracy or breach of any representation or warranty contained in or made pursuant to this Agreement;
(b) the non-compliance with or failure to perform any agreement or covenant of Buyer contained in or made pursuant to this Agreement; and
(c) any claim asserted by a third party relating to or resulting from any of the foregoing items (a) through (b).
8.4 Limitations. Notwithstanding any other provision of this Agreement, the rights of the Parties to be indemnified and held harmless under this Agreement shall be limited as follows:

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(a) Any claim for indemnification must be asserted before the expiration of the applicable Survival Period set forth in Section 8.1; provided, however, in the event written notice of any specifically identified claim for indemnification shall have been given to the Indemnifying Party within the applicable Survival Period, the provisions that are the subject of the indemnification claim shall survive with respect to such claims until such time as such claim is finally resolved.
(b) Other than with respect to claims relating to breaches of any Fundamental Representations or Special Representations:
(i) no Party shall have any Liability for Damages pursuant to Section 8.2(a) or Section 8.3(a), as applicable, until the total of all Damages incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds $100,000, in which event the applicable Indemnifying Party shall only be liable for the Damages in excess of such threshold amount;
(ii) the Liability of each Owner to Buyer Indemnified Parties for Damages pursuant to Section 8.2(a) shall not exceed such Owner’s Percentage Interest of 20% of the amount of the Purchase Price actually paid to Sellers; and
(iii) the Liability of Buyer to Seller Indemnified Parties for Damages pursuant to Section 8.3(a) shall not exceed an amount equal to 20% of the Purchase Price.
(c) With respect to claims relating to breaches of any Fundamental Representations or Special Representations, or based on fraud:
(i) the Liability of each Owner to Buyer Indemnified Parties for Damages pursuant to Section 8.2(a) shall not exceed such Owner’s Percentage Interest of the amount of the Purchase Price actually paid to Sellers; and
(ii) the Liability of Buyer to Seller Indemnified Parties for Damages pursuant to Section 8.3(a) shall not exceed the Purchase Price.
(d) Subject to the other limitations described in this Section 8.4, and except for breaches by an individual Owner of any covenant that, by its nature, can be breached on an individual basis (including covenants described in Section 6.3), Buyer may only recover from an Owner such Owner’s Percentage Interest of the collective Liability of Owners for Damages under this Article VIII. Buyer may bring a separate action against any one or more Owners with respect to any such Liability.
(e) In calculating amounts payable to an Indemnified Party under this Agreement, the amount of any Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made under any other representation, warranty, covenant or agreement.

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(f) In calculating amounts payable to any Indemnified Party under this Agreement, the amount of any Damages shall be determined net of any amounts actually recovered by any Indemnified Party under insurance policies (provided that, any deductible or co-payment or increase in premiums shall constitute additional Damages payable to the Indemnified Party) or under any third-party Contracts (“Collateral Sources”) regarding such Damages, provided, that, nothing in this Section 8.4(f) shall (i) require an Indemnified Party to proceed or seek action or recovery from any Collateral Sources as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Damages hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.
(g) Any Indemnified Parties shall make reasonable efforts to mitigate any Damages in accordance with applicable Law.
(h) No Indemnified Party will be entitled to indemnification pursuant to Section 8.2 for any (i) punitive Damages (except to the extent paid to third parties in connection with a third party claim or paid or awarded to any Governmental Authority) or (ii) Damages of a type that would not be reasonably foreseeable by the Parties as of the Effective Time or the Closing Date to result from a breach of any representation, warranty, covenant or other obligation or agreement of any Party hereunder.
(i) The Buyer Indemnified Parties will not be entitled to indemnification pursuant to Section 8.2 for Damages to the extent that any Buyer Indemnified Party has been previously compensated therefor pursuant to Section 2.3.
8.5 Indemnification Procedures.
(a) Whenever any indemnification claim shall arise in favor of a Person entitled to indemnification under this Article VIII (the “Indemnified Party”), including the assertion of any claim or liability against such Indemnified Party by a third party in writing that would give rise to a claim under this Article VIII, the Indemnified Party shall notify the Person giving the indemnity (“Indemnifying Party”) in writing as soon as reasonably practicable but at least within fifteen (15) days of (i) such Indemnified Party receiving actual knowledge of the facts constituting the basis for such indemnification claim, or, (ii) in the case of a third-party claim, receipt of a written third-party assertion of a claim or liability. Failure to send such written notice shall not release the Indemnifying Party from liability hereunder, unless such failure materially prejudices the Indemnifying Party’s defense of the claims that are the subject of the written notice.
(b) The Indemnifying Party shall have the option to assume the defense of any third-party claim and control the defense, settlement and prosecution of any litigation. Each Indemnified Party shall fully and reasonably cooperate with the Indemnifying Party in any such litigation defense, settlement or prosecution, and the Indemnifying Party shall reimburse each Indemnified Party for the actual out-of-pocket expenses incurred by the Indemnified Party as a result of such cooperation. The Indemnified Parties shall have the right to approve defense

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counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in the defense of such Action or claim, and employ separate counsel of its choice for such purpose. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action or claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Action or Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action or Proceeding, provided, that, if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Anything in this Section 8.5 notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment. All Parties agree to cooperate fully as necessary in the defense of such matters, including making available records, information, personnel and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals relating to such third party claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such third-party claim.
8.6 Disregarding Materiality Exceptions. For purposes of determining whether a breach of any such representation or warranty has occurred, the terms “material,” “materiality,” and other qualifiers, modifiers or limitations shall be disregarded, provided, that the foregoing clause shall not apply to such determinations relating to breaches of Fundamental Representations or Special Representations.
8.7 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.6 shall limit the Parties’ right to (a) seek and obtain any equitable or injunctive relief to which any Party may be entitled, (b) utilize the dispute resolution provisions described in Section 2.3 or (c) seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

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ARTICLE IX  - NOTICES
All notices and other communications hereunder shall be in writing and shall be given to the Parties via email, hand delivery, or nationally recognized and reputable overnight delivery service, addressed to the Parties as follows:
Buyer:   i3-Bearcat, LLC
c/o i3 Verticals, LLC
40 Burton Hills Boulevard
Suite No. 415
Nashville, Tennessee 37215
Attention: General Counsel

with copies to:  Frost Brown Todd LLC
150 Third Avenue South
Suite No. 1900
Nashville, Tennessee 37201
Attention: Howard W. Herndon
Facsimile: 615-251-5551
Email: HHerndon@FBTlaw.com

Sellers or Owners: David Graves
1660 Loop 301
Sulphur Springs, Texas 75482

with copies to:  Polsinelli PC
2950 N. Harwood
Suite 2100
Dallas, Texas 75201
Attention: Jonathan K. Henderson
Email: jhenderson@Polsenelli.com
Each such notice and other communication shall be deemed, for all purposes of this Agreement, to have been given and received (a) if given by email, when the email is transmitted to the Party’s email address specified above and confirmation of complete receipt is received by the transmitting Party during normal business hours on any Business Day or on the next Business Day if not confirmed during normal business hours; (c) if by hand, when delivered; or (c) if given by nationally recognized and reputable overnight delivery service, the Business Day on which the records of such delivery service show that such notice was delivered to the Party. Any Party from time to time may change its address or facsimile number for the purpose of receipt of notices to that Party by giving a similar notice specifying a new address or facsimile number to the other notice Parties listed above in accordance with the provisions of this Article IX.

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ARTICLE X - PROVISIONS CONCERNING THE REPRESENTATIVE
10.1 Appointment of Representative. Each Seller and each Owner hereby irrevocably appoints David Graves as the agent, proxy and attorney-in-fact for such Sellers and such Owner for all purposes of this Agreement and all transactions, documents and other agreements contemplated herein, with full and exclusive power and authority to act on Sellers’ and such Owner’s behalf as their representative (the “Representative”). The appointment of the Representative hereunder is coupled with an interest, and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller or other Owner. The Representative hereby accepts such appointment. Without limiting the generality of the foregoing, the Representative is hereby authorized, on behalf of Sellers and Owners, to:
(a) in connection with the Closing, execute, deliver and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each of the Sellers and each of the Owners necessary to effectuate the Closing and consummate the Contemplated Transactions, including the distribution of the Purchase Price;
(b) receive and give all notices and service of process, make all filings, enter into all contractual obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and actions, authorize payments in respect of any such claims, disputes or actions, and take all other actions directly or indirectly arising out of or relating to this Agreement and all transactions, documents and other agreements contemplated herein; and
(c) take all other actions permitted or required to be taken by or on behalf of Sellers and Owners under this Agreement and exercise any and all rights that Sellers, Owners or the Representative are permitted or required to do or exercise under this Agreement.
10.2 No Liability. The Representative shall not be held liable by any Seller or any Owner for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Representative pursuant to this Agreement, except in the case of the Representative’s gross negligence, bad faith or willful misconduct. The Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller or any Owner for any action taken or omitted to be taken in good faith based on such advice. Owners will indemnify the Representative from any Damages arising out of its serving as the Representative hereunder, except for Damages arising out of or caused by the Representative’s gross negligence, bad faith or willful misconduct.
10.3 Reliance on Representative. Buyer may rely on the appointment and authority of the Representative granted pursuant to this Article X. In so doing, Buyer may rely on any and all actions taken by and decisions of the Representative under this Agreement notwithstanding any dispute or disagreement among any of the Sellers or Owners with respect to any such action or decision, without any Liability to, or obligation to inquire of, any of the Sellers or Owners or any other Person. Any decision, act, consent or instruction of the Representative shall constitute a decision of all Sellers and Owners and shall be final and binding upon each Seller and Owner. At

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any time, with or without cause, by a written instrument that is signed in writing by Sellers and Owners and delivered to Buyer, Sellers and Owners may temporarily substitute and designate an alternative Representative. At any time, with or without cause, by a written instrument that is signed in writing by Sellers and Owners and delivered to Buyer, Sellers and Owners may remove and designate a successor Representative. If the Representative shall at any time be removed, resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor is appointed by Sellers and Owners, then all references in this Agreement to the “Representative” shall be treated as references to all Sellers and Owners acting jointly in concert.
10.4 Miscellaneous. All payments to Owners on behalf of Sellers under this Agreement shall be made in proportion to the Percentage Interest of each Owner, and each Owner agrees to and acknowledges its respective Percentage Interest as the sole mechanism for determining its respective right, title and interest in and to the payment to which it is entitled in respect of its Equity Interests, as applicable (notwithstanding anything in any organizational document of any Company or any other Contracts related to the Equity Interests). The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but shall be authorized to seek reimbursement from Sellers and Owners for any costs, expenses or other fees that may be paid or borne by the Representative in acting as the Representative under this Agreement.
ARTICLE XI  - MISCELLANEOUS
11.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents, including the fees and expenses of its counsel, accountants, brokers and financial advisors whether or not such transactions are consummated.
11.2 Public Announcement. No Party shall, prior to or after the Closing, without the approval of the other Parties, issue any press release or other public announcement concerning this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, i3V may issue a press release or other communication on or following the Closing Date to announce the closing of the Contemplated Transaction, to provide a summary narrative about the Companies, the Business and the material terms of the Contemplated Transaction, or in connection with i3V’s compliance with any applicable Law or pursuant to any rules or regulations of the Securities and Exchange Commission or any securities exchange of which the securities of i3V are listed or traded.
11.3 Entire Agreement. This Agreement (together with the Schedules and the other Transaction Documents) contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior oral discussions and written agreements with respect thereto (including any term sheet or similar agreement or document relating to the Contemplated Transactions). There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein and in the other Transaction Documents.

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11.4 Amendment and Waiver. This Agreement may be modified, supplemented or amended only by a written instrument duly executed by each of the Parties. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such Party. All rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.
11.5 Counterparts; Electronic Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement by facsimile or other electronic imaging technology shall be deemed to be original signatures for all purposes.
11.6 Dispute Resolution.
(a) Agreed Process. Except for claims for injunctive or equitable relief or suit to compel specific performance under this Agreement as described in Section 11.12 (including suits to compel compliance with the dispute resolution process set forth in this Section 11.6), any dispute arising out of or in connection with this Agreement or its validity shall be finally resolved and settled by arbitration in accordance with this Section 11.6. With respect to any reference to a “party” or “parties” under this Section 11.6, such references shall refer to Buyer, on the one hand, and Representative, on behalf of Sellers and Owners, on the other hand, as applicable. For purposes of clarity, any disputes between the parties under Article VIII (Indemnification) shall be referred to arbitration as described in this Section 11.6.
(b) Arbitration. Any arbitration to be conducted hereunder shall be brought and conducted in the city of Dallas, Texas and shall be governed by the Laws described in Section 11.7.
(c) Rules Governing the Conduct of the Arbitration.
(i) Governing Rules. Any dispute that is referred to arbitration under this Section 11.6 shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.
(ii) Arbitration Panel. The arbitration shall be presided over by a panel of three (3) arbitrators.
(iii) Arbitrator Selection Procedure. Within twenty (20) days after the claimant party provides the respondent party with the first notice of a demand for arbitration (the “Demand Notice”), each of Representative and Buyer shall select one (1) impartial person to

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serve as an arbitrator. The two (2) arbitrators so appointed shall then select the presiding arbitrator within thirty (30) days after completion of the appointment of the party selections. If the two arbitrators are unable to agree on the presiding arbitrator within such thirty (30) day period, the AAA shall select the presiding arbitrator. The presiding arbitrator shall have at least fifteen (15) years of commercial litigation and dispute resolution experience either as an attorney, arbitrator, or judge.
(iv) Pre-hearing Information Exchange. Consistent with the expedited nature of arbitration, pre-hearing information exchange shall be limited to the reasonable production of relevant non-privileged documents explicitly referred to by a party for the purpose of supporting relevant facts presented in its case, carried out expeditiously. The parties shall be required to produce, if requested by another party, up to five (5) witnesses designated by the requesting party for depositions in locations convenient for the witnesses, unless the party opposing discovery persuades the arbitral tribunal that such discovery is unnecessary or would be unduly expensive in the context of the dispute.
(v) Presentation of Witnesses. At the hearing, either party may elect to present the direct testimony of any of its witnesses through live or video testimony or through written statements.
(vi) Rulings. Any interim or final arbitration award shall be accompanied by a reasoned opinion. The arbitrators’ authority shall be limited to enforcing the terms of, and their decision shall be limited to granting only the relief contemplated under, this Agreement. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.
(d) Deadlines for Resolving Particular Disputes. Regardless of the amount in controversy, all other disputes raised in the Demand Notice shall be finally decided within nine (9) months following the Demand Notice, unless such time limit is extended by the arbitrators.
(e) Binding Arbitration. Any arbitration award shall bind the parties, and judgment on the final award may be entered in any court of competent jurisdiction. The decision of the arbitrators shall be carried out voluntarily and without delay.
(f) Costs and Fees. Each Party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.
(g) Confidentiality. For purposes of clarity, the existence of any dispute under this Agreement, the fact that an arbitration is being conducted and all information concerning the arbitration described in this Section 11.6 or shared during such arbitration shall be subject to the confidentiality provisions set forth in Section 7.3.
11.7 Governing Law; Construction. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such state, excluding any conflicts of law, rule

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or principle that would refer the governance, interpretation, construction or enforcement of this Agreement to the Laws of another jurisdiction, and such application of Delaware law shall not be vitiated by any allegations of fraud. In as much as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, the Parties agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any Party hereto by any court or other Governmental Authority by reason of any Party’s having or being deemed to have structured or drafted such provision, each Party having participated equally in the structuring and drafting hereof.
11.8 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.9 Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including successors by merger or otherwise. Neither this Agreement nor any right hereunder or part hereof may be assigned by any Party hereto without the prior written consent of the other Parties, except that Buyer may assign this agreement and its rights hereunder to an affiliate of Buyer or to a person or entity that acquires or otherwise succeeds to the Business (whether by sale of assets, equity, merger, or otherwise). The terms and provisions of this Agreement are intended solely for the benefit of Sellers, Owners, the Companies, Buyer, i3 LLC, i3V and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
11.10 Severability; Invalid Provisions. It is the intention of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the Laws and public policies of each state and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform with such Laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible (or, in the alternative, should any provision contained in this Agreement be reformed or rewritten by any Governmental Authority, such provision as so reformed shall be fully binding on the Parties as if originally a part hereof).

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11.11 Interpretation. In this Agreement, unless the context otherwise requires:
(a) subject to the provisions of Section 11.9, references to any Party to this Agreement shall include references to its respective successors and permitted assigns;
(b) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
(c) the gender of all words herein shall include the masculine, feminine and neuter, and the case of all words herein shall include the singular and plural;
(d) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;
(e) the descriptive headings and numbers of the Articles, Sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement;
(f) the word “including” shall mean “including, without limitation”; and
(g) all schedules and exhibits referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein.
11.12 Specific Performance; Injunctive Relief. Each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Parties pursuant to this Agreement and the Transaction Documents not only by an action or actions for Damages, but also by an action or actions for specific performance, injunctive relief and/or other equitable relief, without posting any bond or other undertaking. The Parties acknowledge and agree that any breach or threatened breach of any post-Closing covenant by any Party will likely result in some irreparable injury.
11.13 Collateral Security. Buyer may, without the written consent of the other Parties, assign its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer or any of their affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder and thereunder.
11.14 Representation by Counsel.
(a) Each Party represents and agrees with each other Party that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect,

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and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
(b) Each of the Parties hereby agrees, on its own behalf and on behalf of its representatives, that (a) the law firm of Polsinelli PC (the “Company’s Counsel”) may have served as counsel to each of the Representative, Sellers, Owners and any affiliate of Owners, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of Contemplated Transactions; and (b) following consummation of Contemplated Transactions, the Company’s Counsel (or any of its successors) may serve as counsel to the Representative, Sellers, Owners or any of their respective affiliates or any of their respective representatives, in connection with any Action, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions or any other matter, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any representative thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties further agrees to permit (and shall take reasonable steps requested by any Party at such requesting party’s expense so that) any privilege attaching as a result of the services provided by the Company’s Counsel as counsel to the Representative, Sellers, Owners (including with respect to information related to the Companies), and the Companies in connection with the Contemplated Transactions to survive the Closing and to remain in effect, and such privilege shall continue to be controlled solely by the Representative following the Closing. In addition, all of the client files and records in the possession of the Company’s Counsel related to the Contemplated Transactions to the extent constituting attorney work-product or any other privileged or confidential documents or information shall continue to be property of (and be controlled by) by the Representative, Sellers and Owners, and the Companies shall not retain any copies of such records or have any access to them.
11.15 Parent Guaranty. i3 LLC and Buyer will be jointly and severally liable for Buyer’s payment to Sellers of all payments of the Purchase Price and all other payments owing by Buyer pursuant to Sections 2.2, 2.3 and Article VIII. Notwithstanding anything in this Agreement to the contrary, i3 LLC shall have, and shall be entitled to assert or exercise, all of the defenses, remedies and other rights available to Buyer under this Agreement or any applicable Law and shall receive copies of all notices required to be delivered to Buyer under the terms of this Agreement at the time so required hereunder, simultaneously with delivery to Buyer.
[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed as of the date first above written.

BUYER: i3-BEARCAT, LLC By: /s/ Rick Stanford Name: Rick Stanford Title: President
i3 LLC: Solely with respect to Section 11.15: i3 VERTICALS, LLC By: /s/ Rick Stanford Name: Rick Stanford Title: President
SELLERS: NTD HOLDINGS, INC. By: /s/ David V. Graves Name: David V. Graves Title: President
GH HOLDCO, INC. By: /s/ David V. Graves Name: David V. Graves Title: President
OWNERS: DAVID GRAVES /s/ David Graves TORY HUMPHRIES /s/ Tory Humphries

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SCHEDULE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth in this Schedule 1 unless the context clearly otherwise requires.
“AAA” has the meaning set forth in Section 11.6(c)(i).
“Acquired Business” means the Companies and the Business as operated by Buyer following the Closing.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Calculation” means an amount, which may be positive or negative, equal to the aggregate positive or negative differences between (a) the Net Working Capital Calculation compared to the Estimated Net Working Capital; (b) the Closing Indebtedness compared to Estimated Indebtedness; and (c) the Closing Transaction Expenses compared to the Estimated Transaction Expenses. For purposes of clarity, (i) an excess of a positive Net Working Capital Calculation over the Estimated Net Working Capital would generate a positive adjustment; (ii) an excess of the Closing Indebtedness over the Estimated Indebtedness would generate a negative adjustment; and (iii) an excess of the Closing Transaction Expenses over the Estimated Transaction Expenses would generate a negative adjustment.
“Agreement” has the meaning set forth in the Preamble.
“Benefit Plans” means “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plans or employment (including severance and change in control) agreement, program, policy or other arrangement (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), including any funding mechanism therefore, under which any employee or former employee of any Company has any present or future right to benefits or under which any Company has any present or future Liability.
“Books and Records” means any Company’s existing accounting, business, marketing, personnel, and other files, documents, instruments, papers, books and records, including, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, Contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans; excluding however, minute books, stock certificates and books and stock transfer ledgers.
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“Business” has the meaning set forth in the Recitals.
“Business Day” means a day other than Saturday, Sunday, or any day on which commercial banks located in the State of New York are authorized or obligated to close under the Laws of such state or the United States.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” means Buyer and any of its affiliates (including, with respect to any post-Closing period, the Companies) and the equity holders, members, shareholders, directors, managers, officers, employees, agents, representatives, successors and assigns and affiliates of any of the foregoing.
“Card Brand” means any of VISA, U.S.A., Mastercard International Inc., American Express, DFS Services, LLC (Discover) and all other applicable credit card issuers or networks.
“Class V Excess Allocation” has the meaning set forth in Section 6.2(j).
“Class VI Excess Allocation” has the meaning set forth in Section 6.2(j).
“Closing” means the consummation of the Contemplated Transactions as provided in Section 2.4.
“Closing Payment” has the meaning set forth in Section 2.6(a).
“Closing Cash Purchase Price” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Memorandum” has the meaning set forth in Section 2.5(e).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I, Part 6 of ERISA and the Public Health Service Act, together with all regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Intellectual Property” means all Intellectual Property that is used, is held for use or is contemplated to be used by any Company.
“Company Intellectual Property Registrations” means all of the registrations for Intellectual Property owned by or under obligation of assignment to or applications filed in the name of any Company or otherwise pertaining to any Company Intellectual Property.
“Company Product” means any software, application or product that any Company develops, manufactures, distributes, sells, or provides access to, including the Platform.
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“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contracts” means all commitments, contracts, leases, subleases, licenses, sublicenses, subscriptions, agreements for rebates (whether or not free-standing or part of any of the foregoing) and other agreements of any kind to which any Company is a party or by which any Company is bound, in each case regardless of whether or not a written document is in force with respect thereto.
“Copyleft License” means any software license that requires, as a condition of use, modification or distribution of software, that such software be subject to such license (a) be made available or distributed in a form other than binary (e.g., source code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.
“Cryptocurrencies” has the meaning set forth in Section 4.26.
“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s affiliates, directors, employees, officers or members and any of their respective affiliates, in each case, determined in accordance with GAAP (except with respect to the Estimated Closing Statement as contemplated by Section 2.3(a)).
“Current Liabilities” means accounts payable, accrued Taxes, accrued expenses, deferred revenues (including long-term deferred revenue, even if inconsistent with GAAP), unearned revenues, customer deposits or any other similar liabilities for payment received in advance for services which have not yet been performed or goods which have not yet been delivered, earned-but-unused paid time off and sick leave, and accrued interest, but excluding Transaction Expenses and any Indebtedness of the Company, in each case determined in accordance with GAAP (except with respect to the Estimated Closing Statement as contemplated by Section 2.3(a)).
“Customer” means a Person, including any “merchants” (as such term is generally used in the payment processing industry), county government, city court system, or other entity, (i) from which any Company directly or indirectly receives compensation as a result of such Company selling, reselling, licensing or servicing products, equipment or software including any Company Products, (ii) for whom any Company provides or enables payment processing or other products and services relating to the Business or (iii) with respect to whom any Company
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receives residuals, commissions or fees, including processing or enabling ACH, credit or debit card payments, in all cases including those Persons set forth on Schedule 1.1(a).
“Customer Agreement” means, for any Customer, any agreement between such Customer on the one hand and one or more of a Company, a Processor, a merchant bank and/or a Referral Source on the other.
“Damages” means losses, Liabilities, damages, costs (including court costs, costs of appeal and, costs with respect to enforcement of an indemnity claim and costs of pursuing any insurance providers), Taxes and expenses (including reasonable attorney’s fees), whether accruing before or after the expiration of any applicable Survival Period.
“Data Breach” has the meaning set forth in Section 4.25.
“Demand Notice” has the meaning set forth in Section 11.6.
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.
“Disregarded Entity” means an entity, other than one which is a QSub, which is a limited liability company which is disregarded as an entity separate from the Companies for U.S. federal and state income tax purposes for which no election under Treasury Regulation Section 301.7701-3(c)(1)(i) for such entity is required to be treated in any other manner (including the filing of an Internal Revenue Service Form 8832).
“Domain Names” means internet domain names and numbers.
“Effective Time” has the meaning set forth in the Preamble.
“Employee Non-Competition, Non-Solicitation, Confidentiality and Inventions Agreement” means Buyer’s or its affiliate’s standard employee restrictive covenant and inventions assignment agreement.
“End Users” are Persons who are the end users of any Company Product.
“Environmental Claim” means any investigation or written claim, action, cause of action, or notice by any person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location owned or operated by any Company; or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law applicable to any Company or the Business.
“Environmental Laws” means as of the Closing Date, all applicable Laws relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface
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strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means: (a) any related company or trade or business that is required to be aggregated with any Company under Code Sections 414(b), (c), (m) or (o); (b) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan related to any Company; and (c) any predecessor or successor company or trade or business of any Company.
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.3(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).
“Equity Interests” means 100% of the membership interests in the Companies.
“Final Adjustment Calculation” means an amount equal to (i) the Adjustment Calculation if Buyer does not receive an Objection Notice pursuant to and in accordance with Section 2.3(c) or (ii) otherwise, the aggregate positive or negative differences between (A) the Final Net Working Capital Calculation compared to the Estimated Net Working Capital; (B) the Final Indebtedness compared to the Estimated Indebtedness; and (C) the Final Transaction Expenses compared to the Estimated Transaction Expenses.
“Final Indebtedness” has the meaning set forth in Section 2.3(d).
“Final Net Working Capital Calculation” has the meaning set forth in Section 2.3(d).
“Final Transaction Expenses” has the meaning set forth in Section 2.3(d).
“Financial Statements” has the meaning set forth in Section 4.5.
“Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.4, Section 4.1, Section 4.2, Section 4.8, Section 4.12(a), Section 5.1, Section 5.2 and Section 5.4.
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“Governmental Authority” means the government of the United States and any government of a state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States (including receivers or other agents appointed by any of the foregoing), any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.
“Gross Up Payment” has the meaning set forth in Section 6.2(j).
“Historical Accounting Principles” means the accounting methods, policies, practices, procedures and assumptions used by the Companies in the preparation of the Companies’ historical financial statements. Any material differences between such methods, policies, practices, procedures and assumptions and GAAP are described in Schedule 4.5(b).
“i3V” means i3 Verticals, Inc., a Delaware corporation.
“i3V Business” means the provision of (i) payment processing and related products and services (including a payment gateway, point-of-sale equipment, etc.), and (ii) proprietary and third party software products that contain an integrated payment processing component.
“Income Tax Proceeding” has the meaning set forth in Section 6.2(e).
“Indebtedness” means, with respect to any Person, all Liabilities, contingent or otherwise, as obligor or otherwise, for or with respect to (a) all obligations for borrowed money, including as arising from corporate credit cards, which obligations shall include the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured; (b) all obligations evidenced by a note, bond or debenture; (c) all obligations for deferred purchase price of any property or services; (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, including any “earnout” or similar payments or any noncompete payments; (e) all obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (f) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions; (g) all obligations secured by Liens on property acquired, whether or not such obligations were assumed at the time of acquisition of such property; (h) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing; (i) the face value of any surety bonds, performance bonds or security deposits; (j) breakage or similar costs for interest rate hedges or early termination of any of the obligations of a type reflected above; (k) all obligations of any Company to any Seller, Owner, manager, member, officer or employee of any of the Companies or to any affiliate of the foregoing other than Liabilities to current employees of any of the Companies incurred in the ordinary course of business; (l) all obligations of a type referred to above which are directly or indirectly guaranteed by any of the Companies or which any of the Companies has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; or (m) all other Liabilities, that, in accordance with GAAP, should be classified upon the
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balance sheet of any of the Companies as indebtedness. For purposes of this Agreement, Indebtedness includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include any amounts that are included or taken into account in the calculation of Net Working Capital.
“Indemnified Party” has the meaning set forth in Section 8.5(a).
“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract or other agreement entered into (or assumed) by any of the Companies on or prior to the Closing Date, or for any other reason and whether disputed or not): (a) any Tax in respect of the Companies for any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on or before the Closing Date to the extent not included in the Net Working Capital Calculation; (b) any Tax that any Company is liable for (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign applicable Laws) as a result of being a member of (or leaving) an affiliated group on or before the Closing Date or any similar provisions of federal, state or local law imposing successor liability for Taxes; (c) any Tax resulting from a breach of a representation or warranty in Section 4.15 (Employee Benefit Plans), Section 4.16 (Employee Relations) or Section 4.17 (Taxes), or a breach of a covenant of Sellers in Section 6.2; (d) any and all taxes of any person imposed on a Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, (e) the Companies’ share of any Taxes arising from the payment of any Transaction Bonuses, and (f) any Taxes resulting from the inclusion of any material item of income in, or exclusion of any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) tax closing agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law, entered into on or prior to the Closing Date, (iii) accounting method change or agreement with any Governmental Authority, (iv) prepaid amount received on or prior to the Closing Date, (v) income from discharge of indebtedness realized on or prior to the Closing Date, pursuant to Section 108(i) of the Code or any corresponding provision of state, local or foreign Tax Law, in each case, to the extent not taken into account in the Net Working Capital Calculation, or (vi) election by the Companies to defer any taxes attributable to a deemed repatriation of foreign assets under applicable U.S. federal, state or local Tax Law.
“Indemnifying Party” has the meaning set forth in Section 8.5(a).
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) Trademarks; (ii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part,
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reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; (iv) works of authorship, copyrights and all other copyrightable works; (v) customer or end user lists, contact information, licensing and purchasing histories, manufacturing information, business plans and product roadmaps; (vi) technology, computer programs, computer software, including source and object code, application programming, firmware, user interfaces, manuals, models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, and other software related specifications, materials and documentation; (vii) databases, data and data collections; (viii) Domain Names and uniform resource locators; (ix) Trade Secrets, other proprietary information, know-how, methodologies, processes, technical data, techniques, methods, compositions, ideas, procedures, concepts and tools (whether or not patentable or reduced to practice), formulas, business and technical information, know-how, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; (x) product designs, reference designs, specifications and documentation and (xi) moral rights. With respect to each of the foregoing, “Intellectual Property” includes all: (a) claims, causes of action and defenses relating to the enforcement of any of the foregoing, including for past infringement, (b) the goodwill associated with any of the foregoing; and (c) all tangible documentation relating to any of the foregoing including registrations of, applications for the registration of, and renewals and extensions of any of the foregoing with or by any Governmental Authority.
“Intellectual Property Contracts” means the Outbound Intellectual Property Contracts and the Inbound Intellectual Property Contracts.
“Knowledge” for purposes of this Agreement:
(a) An individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of the fact or matter after due inquiry.
(b) A party, other than an individual, will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, manager or officer of that party (or in any similar capacity) has Knowledge of that fact or other matter (as set forth in (a) above).
“Law” means any statute, rule, regulation, code, ordinance, resolution, order, writ, injunction, judgment, decree, ruling, promulgation, policy, treaty, directive, interpretation or guideline adopted or issued by any Governmental Authority.
“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or
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otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Company Intellectual Property” means any Intellectual Property that is used Company, which is licensed to any Company by any Person.
“Licenses” means all licenses, franchises, accreditations and registrations, permits, approvals and consents (and all applications therefore) issued by any Governmental Authority in connection with the ownership, operation or development of any portion of the Business.
“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, charge or other encumbrance of any kind, or any right of first refusal, conditional sale contract, option, title retention contract, or other contract to give or to refrain from giving any of the foregoing.
“Material Adverse Effect” means any event, change, effect or circumstance that has occurred that would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Business, assets, Liabilities, financial condition, or operating results of one or both of the Companies; provided, however, that for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (i) changes to the industry or markets in which the Business operates, (ii) the announcement or disclosure of the transactions contemplated herein or the identity of Buyer or its affiliates, (iii) general economic, regulatory or political conditions or changes, (iv) changes in the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) military action or any act of terrorism, and (vi) changes in Law after the date hereof; except (other than in the case of clause (ii) above), to the extent such effect, development, occurrence, circumstance, state of facts or change that has a materially disproportionate and adverse impact on any Company or the Business, taken as a whole, relative to other participants in the industries in which any Company conducts its business.
“Material Contracts” has the meaning set forth in Section 4.10.
“Material Customer” has the meaning set forth in Section 4.21(c).
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case so defined, identified, or regulated under any Environmental Law.
“Measurement Period” means the 12-month period beginning on the Closing Date.
“Net Working Capital” means the difference between (a) Current Assets of the Companies as of the close of business on the Closing Date, and (b) Current Liabilities of the Companies as of the close of business on the Closing Date, determined in accordance with
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GAAP (except with respect to the Estimated Closing Statement as contemplated by Section 2.3(a)).
“Offer Letters” has the meaning set forth in Section 2.5(d).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation). For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.
“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.
“Options” means stock options in i3V issued pursuant to, and subject in all cases to, the i3V 2018 Equity Incentive Plan as may be amended from time to time.
“Order” means a judgment, order, writ, injunction, decree, determination, or award of any Governmental Authority.
“Owned Company Intellectual Property” means any Intellectual Property that is used by any Company other than Licensed Company Intellectual Property.
“Parties” has the meaning set forth in the Preamble.
“Payment Network” means Mastercard International, Inc., Visa International, Inc., Visa USA, Inc., DFS Services LLC, American Express Travel Related Services, Inc., any affiliate of any of the foregoing and any other card association, debit card network or similar entity with whom any Company has a direct or indirect merchant or sponsorship relationship.
“PCI-DSS” has the meaning set forth in Section 4.25(b).
“Percentage Interest” means 79.0% with respect to Graves and 21.0% with respect to Humphries.
“Permitted Encumbrances” means (a) any statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the property leased by the Companies so encumbered, taken as a whole; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any property leased by the Companies which are not violated by the current use and operation of such property; and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any of the property leased by the Companies, which are or would be disclosed in policies of title insurance which, individually or in the aggregate, do not materially impair the occupancy or use of such property for the purposes for which it is currently used or proposed to be used in connection with the relevant Person’s business.
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“Person” means any individual, corporation, company, body corporate, association, partnership, firm, joint venture, limited liability company, trust or governmental agency.
“Personal Information” means information that, alone or in combination with other information, relates to a specific, identifiable individual person, including individual names, social security numbers, telephone numbers, home addresses, driver’s license numbers, account numbers, card information, cardholder data, email addresses, internet protocol (IP) addresses, and vehicle registration numbers.
“Personal Property” means all tangible and intangible personal property used or held for use in connection with the Business, including all equipment, furniture, fixtures, machinery, computers, appliances, telephones, switches, dialers, office furnishings, instruments, leasehold improvements, spare parts, all rights in all warranties of any manufacturer or vendor with respect thereto and rebates received in connection with inventory or any item described in this definition.
“Platform” means the assets, including any Personal Property, Intellectual Property, and Trade Secrets, used by the Business for: (a) providing payment processing services that enable End Users to authorize and settle payment transactions with Customers; (b) facilitating license applications or renewals between End Users and Customers; (c) providing credential or license verification; or (d) any software-based tool not described in items (a) – (c) through which any Company provides its products and/or services to Customers.
“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(a).
“Privacy Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, including The Family Educational Rights and Privacy Act, The Children’s Online Privacy Protection Act, the Communications Decency Act and the Payment Card Industry Data Security Standard.
“Proceeding” means any arbitration, audit, hearing, investigation, subpoena, litigation, suit or other similar action, whether or not by or before a Governmental Authority.
“Processors” means any processors, acquirers or sponsor banks, or originator depository financial institutions utilized by any Company or with whom any Company is otherwise certified to provide payment processing services associated with the Business, including Pace Payment Systems, Inc. and Chase Paymentech.
“Purchase Price” has the meaning set forth in Section 2.2.
“QSub” means a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code.
“Real Property” means all fee, leasehold and other interests in real property owned or leased by any Company, whether directly or indirectly, or otherwise used or held for use in connection with the Business, together with all buildings, improvements and fixtures and
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construction in progress located thereupon and all appurtenances, rights of way and air, mineral or other rights related thereto.
“Referral Source” means: any Person, other than employees, officers or directors of any Company, that (a) markets, refers or resells Company Products or services to any Person (including Customers) or (b) is paid a portion of any compensation received in connection with origination of any Customer Agreement or sale of any Company Products or services.
“Referral Source Agreement” means any agreement between a Referral Source on the one hand and any Company on the other.
“Required Consents” has the meaning set forth in Section 4.3.
“Representative” has the meaning set forth in Section 10.1.
“Rules” means the bylaws, regulations and/or requirements that are promulgated by the Payment Networks, Processors, National Automated Clearing House Association (NACHA), Payment Card Industry security standards council or similar entities or organizations.
“Seller Indemnified Parties” means the Sellers, Owners and the agents, representatives, successors and assigns and affiliates of any of the foregoing.
“Special Representations” means those representations and warranties set forth in Section 4.11, Section 4.15, Section 4.17, Section 4.23 and Section 4.25.
“Straddle Tax Period” has the meaning set forth in Section 6.2(a).
“Survival Period” has the meaning set forth in Section 8.1.
“Taxes” means: (a) any and all federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, ad valorem, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, social security, workers’ compensation, unemployment compensation or insurance, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any Liability for payment of amounts described in clause (a) as a result of transferee Liability or otherwise through operation of law; and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Tax Authority” means any federal, state or local taxing authority.
“Tax Proceeding” has the meaning set forth in Section 6.2(e).
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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.
“Third-Party PCI-DSS Component” has the meaning set forth in Section 4.25(c).
“Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including Customer and Referral Source data), graphs, charts, sound recordings or pictorial reproductions used by the Companies in the Business, all of which are protected by the doctrine of trade secret because of their confidential treatment.
“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers, certification marks, slogans, brand names, assumed names, and all other indicia of origin used by any Company and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.
“Transaction Bonuses” means any bonuses, success fees, severance payments, change of control payments, amounts earned, accrued, payable or otherwise existing as a Liability of the Companies under any long term incentive plan or similar arrangement, and any other amounts payable and unpaid at Closing (and not otherwise irrevocably waived or forfeited) to any Person by the Companies or Owners in connection with the Contemplated Transactions (including the Companies’ portion of any payroll Taxes associated with such amounts).
“Transaction Documents” has the meaning set forth in Section 3.1.
“Transaction Expenses” means all fees, costs, charges, expenses and obligations unpaid at Closing that are incurred by any Company, any Seller or any Owner in contemplation of, in connection with or relating to the preparation for, and consummation of, the Contemplated Transactions, including (a) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby (including any due diligence review of the Companies); and (b) financial advisory and professional services provided by any of the Companies’, Sellers’ or Owners’ bankers, counsel, brokers, consultants, accountants, advisors (financial or otherwise), agents and representatives to the extent related to the Contemplated Transactions.

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